                                         ASSET PURCHASE AND SALE AGREEMENT
                                                    Dated as of

                                                 January 31, 2002

                                                   By and Among

                           1.       D-K Diamond-Koch, L.L.C.,
                           2.       Diamond-Koch, L.P. and
                           3.       Diamond-Koch III, L.P.
                                    (Collectively, the "Sellers")

                                             and

                           4.       Enterprise Products Operating L.P.
                                    (the "Buyer")

EXHIBITS
    2.04                   Ground Lease
    3.03                   Valuations and Allocation
    8.01(a)(1)             Special Warranty Deed
    8.01(a)(2)             Assignment and Conveyance
    8.01(a)(3)             Bill of Sale
    8.01(a)(4)             Assignment of Membership Interest
    8.01(a)(5)             Assignment of Partnership Interest

SCHEDULES
    2.02(a)-I              EXCEPTIONS TO P/P SPLITTER FACILITY
    2.02(a)-II             DESCRIPTION OF P/P SPLITTER FACILITY
    2.02(b)                LA PORTE PIPELINE
    2.02(c)                BAY AREA PIPELINE
    2.02(d)                SPLITTER DISTRIBUTION PIPELINES
     2.02(e)-I.............EXCEPTIONS TO OTHER SPLITTER ASSETS
    2.02(e)-II             OTHER SPLITTER ASSETS
    2.02(j)                FEE PROPERTY
    2.02(n)                OTHER MOVEABLE PROPERTY
    2.04-I                 ORIGINAL EASEMENTS
    2.04-II                NEW EASEMENTS
    3.02(a)(1)             PURCHASE PRICE ADJUSTMENTS - PREPAID EXPENSES
    3.02(a)(2)             PRORATED PROPERTY TAXES
    4.01(b)                REQUIRED CONSENTS, APPROVALS OR WAIVERS
    4.01(e)                SELLERS' OUTSTANDING LEGAL PROCEEDINGS
    4.01(g)                CONTRACTS
    4.01(h)                PERMITS
    4.01(i)                REAL PROPERTY INSTRUMENTS
    4.01(j)-I              INTELLECTUAL PROPERTY INTERESTS
    4.01(j)-II             TRANSFERRED INTELLECTUAL PROPERTY INTERESTS
    4.01(k)                TAX NOTICES
    4.01(l)                COMPLIANCE EXCEPTIONS
    4.01(m)                ENVIRONMENTAL
    4.01(n)                FINANCIAL INFORMATION RELATING TO SPLITTER ASSETS
    4.01(o)                PREFERENTIAL RIGHTS
    4.01(p)(A)             POLYMER GRADE PROPYLENE SPLITTER UNIT'S PRODUCT
                           SPECIFICATIONS
    4.01(p)(B)             REFINERY GRADE PROPYLENE SPECIFICATIONS
                           (SPLITTER UNITS FEEDSTOCK)
    4.01(q)                OTC FINANCIAL CONDITION
    4.01(r)                CLAIMS ON D-K I OTC SHARES
    4.01(s)                LA PORTE GP AND LA PORTE LP FINANCIAL CONDITION
    5.01(d)                BUYER'S OUTSTANDING LEGAL PROCEEDINGS
    5.01(e)                REQUIRED CONSENTS, APPROVALS OR WAIVERS
                           TO BE OBTAINED BY BUYER
    6.06                   PENDING
    11.01                  EMPLOYEES

                                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into this 31st day of January,
2002, by and among D-K Diamond-Koch, L.L.C., a Delaware limited liability company ("D-K LLC"), Diamond-Koch,
L.P., a Texas limited partnership ("D-K I"), and Diamond-Koch III, L.P., a Texas limited partnership ("D-K III")
(D-K LLC, D-K I and D-K III hereinafter collectively called, the "Sellers"), and Enterprise Products Operating
L.P., a Delaware limited partnership (hereinafter called the "Buyer").  The parties hereto may be referred to herein collectively as "Parties" or individually as a "Party."  Capitalized terms/phrases used in this Agreement or in the Exhibits and Schedules hereto not otherwise defined in the text of this Agreement are defined in
Article I hereof.

         WHEREAS, D-K LLC, D-K I, and D-K III own, or own an interest in, certain assets and companies engaged in the business of operating propane/propylene splitters, acquiring feedstocks for the splitters, distributing polymer grade propylene and propane produced therefrom, and an export terminal (collectively, the "Splitter
Assets" as further described in Section 2.02); and

         WHEREAS, pursuant to the terms of this Agreement, Sellers desire to sell and Buyer desires to purchase the Splitter Assets.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the
Parties agree as follows:

                                                     ARTICLE I
                                                DEFINITIONS

         "Accounting Firm" has the meaning given it in Section 7.01(b).

         "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of the definition of "Affiliate," the term
"control" (including the correlative terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract, or otherwise.

         "Asbestos" has the meaning given it in Section 9.01(d).

         "Bay Area Pipeline" has the meaning set forth in Section 2.02(c).

         "Business Day" means any day, Monday through Friday, on which nationally chartered banks are open for the transaction of business in Houston, Texas.

         "Buyer Guarantor" means Enterprise Products Partners L.P.

         "Buyer Indemnitees" has the meaning given it in Section 10.01.

         "Casualty Loss" has the meaning given it in Section 6.01(a).

         "Ceiling" has the meaning given it in Section 10.05(a)(2).

         "Closing" has the meaning given it in Section 8.01.

         "Closing Date" has the meaning given it in Section 8.01.

         "Closing Statement" has the meaning given it in Section 3.02(b).

         "Contracts" has the meaning given it in Section 4.01(g).

         "CPR" has the meaning given it in Section 12.11(b).

         "Deductible" has the meaning given it in Section 10.05(a)(2).

         "Disputes" has the meaning given it in Section 12.11(b).

          "Effective Time" has the meaning given it in Section 2.01.

         "Employees" has the meaning given it in Section 11.01(a).

         "Enforcement Proceedings" has the meaning given it in Section 12.11(a).

         "Environmental Contamination" means soil contamination, water contamination, air contamination, and/or any other type of Hazardous Material contamination or environmental damage or contamination that is caused by or arises from any Release of Hazardous Material on or from the Splitter Assets.

         "Environmental Laws" means any and all Legal Requirements or Orders, rules, codes, policies, directives, standards, licenses, or permits of any Governmental Body relating to health or the environment, specifically including, but not limited to, the Safe Drinking Water Act, 42 U.S.C.ss.300f et seq.; the Federal Insecticide,
Fungicide and Rodenticide Act, 7 U.S.C.ss.136 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq.;
the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq.; the Clean Water Act, 33 U.S.C.ss.1251 et seq.; the Clean
Air Act, 42 U.S.C.ss.7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq.; the
Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq.; and the Emergency
Planning and Community Right to Know Act, 42 U.S.C.ss.11001 et seq., and all similar statutes adopted by the
United States government or the State of Texas, as each may be amended from time to time.

         "Environmental Liability/Claims" means any liabilities or obligations resulting from or related to (1)
any Environmental Law or any failure to comply with any Environmental Law, or (2) any Environmental
Contamination.

         "ERISA" has the meaning given it in Section 11.02(a).

         "Excess Volumes" has the meaning given it in Section 2.02(l).

         "Excluded Assets" has the meaning given it in Section 2.03.

         "Excluded Liabilities" has the meaning given it in Section 2.03.

         "Expenditures" has the meaning given it in Section 10.06.

         "Exxon Corridor Agreements" means, collectively, that certain Short Form Corridor Agreement, recorded in the Official Public Records of Real Property of Harris County, Texas at Clerk's File No. N138906, subject to the terms of a Long Form Corridor Agreement dated April 15, 1991, and that certain unrecorded non-exclusive Grant of
Right in Bayport Corridor(s)-Bayport, Harris County, Texas as evidenced by that certain Acknowledgement Grant of
Right in Bayport Corridor recorded in the Official Public Records of Real Property of Harris County, Texas as
Clerk's File No. N154220.

         "Final Recap" has the meaning given it in Section 7.01(a).

         "Final Recap Date" has the meaning given it in Section 7.01(a).

         "Final Recap Statement" has the meaning given it in Section 7.01(a).

         "Governmental Body" means any (a) nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c)

governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitrator or arbitration panel); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Ground Lease" has the meaning given it in Section 2.04.

         "Hazardous Material" means any "hazardous waste," "hazardous substance," "extremely hazardous substance," "toxic chemical," "hazardous chemical," "toxic pollutants," "contaminants," "chemical," "chemical substance," or "asbestos," as such terms are defined in any of the Environmental Laws, or related substances, in such quantities or concentrations as are now regulated by such Environmental Laws or other applicable laws, or which may be declared to constitute a material threat to human health or to the environment.

         "Hired Employees" shall have the meaning given it in Section 11.01(a).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnitee" has the meaning given it in Section 10.13(a).

         "Indemnitor" has the meaning given it in Section 10.13(a).

         "Intellectual Property Interests" has the meaning given it in Section 4.01(j).

         "Knowledge of Sellers" means the actual knowledge of any officer of D-K I, D-K LLC, or D-K III, applicable to the Splitter Assets, David Jones, Process Manager and Robert Weber, Maintenance Manager, as of the
date first written above and as of the Closing.  The term "Knowledge of Sellers" also includes all information contained in written notices given to Sellers under any Contracts.  The officers of D-K I, D-K LLC, and D-K III, applicable to the Splitter Assets, are as follows:  Gil H. Radtke, President; Gerald R. (Jerry) Cardillo,
Vice-President, Propylene; Todd Svihovec, Vice-President, Operations; James Spexarth, Vice-President-Finance,
Chief Financial Officer and Secretary.

         "La Porte LP" means La Porte Pipeline Company, L.P., a Texas limited partnership.

         "La Porte GP" means La Porte Pipeline GP, L.L.C., a Delaware limited liability company.

         "La Porte Operating Agreement" means the La Porte Pipeline Operating Agreement between D-K LLC and La
Porte LP dated August 28, 2000.

         "La Porte Pipeline" has the meaning set forth in Section 2.02(b).

         "Legal Requirement" means any order, constitution, law, ordinance, regulation, statute, or treaty issued by any Governmental Body.

         "Liabilities/Claims" has the meaning given it in Section 10.01.

         "Lien" means any lien, mortgage, claim, pledge, charge, security interest, right of first refusal, preferential purchase right, option, or judgment, but expressly excludes mechanics' or materialmens' or similar liens arising in the ordinary course of Sellers' ownership or operation of the Splitter Assets on account of goods, work, or services provided by third Persons with respect to the Splitter Assets and (A) for which Sellers are responsible for payment or (B) for which Buyer has expressly agreed to assume or pay pursuant to the terms hereof.

         "MCO Station" has the meaning set forth in Section 2.02(d).

         "Net Inventory" has the meaning given it in Section 2.02(l).

         "New Easements" has the meaning given it in Section 2.04.

         "Non-Conveyed Contracts" has the meaning set forth in Section 6.07(c).

         "Non-Conveyed Real Property Instruments" has the meaning set forth in Section 6.07(c).

         "Offsite Disposal" means offsite transportation, treatment, storage, disposal, or handling of Hazardous
Materials and solid wastes produced by, derived from, relating to, or deemed to be attributable to the Splitter
Assets and any remedial, removal, response, or closure obligations with respect thereto.

         "Order" means any award, decision, injunction, judgment, decree, order, ruling, determination, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body having jurisdiction in the matter.

         "Original Easements" has the meaning given it in Section 2.04.

         "OTC" has the meaning given it in Section 2.02(k).

         "OTC Shares" has the meaning given it in Section 2.02(k).

         "OTC Terminal" means the PGP export terminal owned by OTC, operated by Baytank (Houston) Inc. and located on ground owned by Baytank (Houston) Inc. near Seabrook, Texas.

         "Other Ground Lease" has the meaning given it in Section 2.04.

         "Other Splitter Assets" has the meaning given it in Section 2.02(e).

         "Permits" has the meaning given it in Section 2.02(h).

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, business, syndicate, sole proprietorship, association, organization, labor union, or other entity or Governmental Body.

         "PGP" has the meaning given to it in Section 2.02(l).

         "Plans" has the meaning given it in Section 11.02(a).

         "P/P Splitter Facility" has the meaning set forth in Section 2.02(a).

         "Proceeding" means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or Person.

         "Proprietary  Intellectual Property Interests" has the meaning given it in Section 4.01(j).

         "P/P Splitter Facility Operating Agreement" means the Operating Agreement among Fina Splitter, Inc., and
D-S Splitter, Inc., and Diamond Shamrock Refining and Marketing Company dated January 13, 1989, as amended by the
First Amendment to Operating Agreement dated August 28, 2000.

         "Purchase Price" has the meaning given it in Section 3.01.

         "Real Property Instruments" has the meaning given it in Section 4.01(i).

         "Records" has the meaning given it in Section 2.02(o).

         "Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, or disposing (including, but not limited to, the abandoning or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) of a substance into the environment; provided, that a "Release" does not include Offsite Disposal.

         "RGP" has the meaning given it in Section 2.02(l).

         "Seller Guarantors" means Koch Industries, Inc. and Valero Energy Corporation.

         "Sellers' Defense Costs" has the meaning given it in Section 10.08.

         "Sellers Indemnitees" has the meaning given it in Section 10.07(a).

         "Splitter Assets" has the meaning given it in Section 2.02.

         "Splitter Assets Financial Information" has the meaning given it in Section 4.01(n).

         "Splitter Distribution Pipelines" has the meaning set forth in Section 2.02(d)

         "Splitter Ownership Agreement" means the First Amended Ownership Agreement between Fina Splitter, Inc.
and D-S Splitter, Inc. dated October 10, 1995, as amended by an Amendment to the First Amended Ownership
Agreement dated November 1, 1996, as further amended by the Second Amendment to First Amended Ownership Agreement
dated August 28, 2000, and as further amended by the Third Amendment to First Amended Ownership Agreement dated
January 28, 2002.

          "Tax Liability" has the meaning given it in Section 10.03.

         "Third Person Liability/Claim" has the meaning given it in Section 10.13(b).

         "Title Certificate" means Title Report Nos. IC263-27, IC263-29, IC263-31, IC263-32, IC263-33, and
IC263-34, each dated August 10, 2001, and prepared by Commerce Land Title, Inc., Anahuac, Texas.

         "Title Defect" means any (a) Lien on Sellers' title to the Splitter Assets or (b) any outstanding covenant, interest, or claim that adversely affects title to the Splitter Assets and that subjects Sellers (or the Buyer, as successor-in-interest to Sellers) to a reasonable possibility of litigation thereon and defeat.  As used herein, the term "Title Defect" specifically excludes the following: (1) liens for property taxes or assessments due but not yet delinquent; (2) any matter disclosed in the Title Certificate; or (3) mechanics' or materialmens' or similar liens arising by operation of law in the ordinary course of Sellers' ownership or operation of the Splitter Assets on account of goods, work, or services provided by third Persons with respect to the Splitter Assets and (with respect to the matters referred to in this subparagraph (3)) (A) for which Sellers are responsible for payment or (B) for which Buyer has expressly agreed to assume or pay pursuant to the terms thereof.

         "TOA" has the meaning given it in Section 11.02(a).

         "Transferred Intellectual Property Interests" has the meaning given it in Section 4.01(j).

                                                    ARTICLE II
                                          SALE OF SPLITTER ASSETS

         2.01     Purchase and Sale/Effective Time.  Subject to the terms and conditions of this
Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell to Buyer the Splitter Assets, effective February 1, 2002, at 12:00:01 a.m., central time (the "Effective Time").

         2.02     Splitter Assets.   The "Splitter Assets" are described below in subsections (a) through
(o) and are collectively, in whole or in part, hereinafter referred to as the "Splitter Assets" or individually as a "Splitter Asset."

         (a)      The "P/P Splitter Facility," which is the propane/propylene fractionation facilities, as constructed, altered, or enlarged by its owners or their predecessors in title, and located on the Ground Lease.  The P/P Splitter Facility includes the dehydrators and all tanks, machinery, equipment, fixtures, appliances, pipes and valves, fittings, materials, supplies, parts, buildings, and other rights, titles, benefits, interests, and privileges (including, without limitation, air emission credits) located on the Ground Lease and used in connection with the ownership or operation of the P/P Splitter Facility except as set forth on Schedule 2.02(a)-I hereto. The P/P Splitter Facility is described in more detail on Schedule 2.02(a)-II hereto.
                  D-K I owns an undivided sixty-six and sixty-six one-hundredths percent (66.66%) interest in the
                  P/P Splitter Facility.  Such undivided 66.66% interest in the P/P Splitter Facility constitutes the "Splitter Assets" under this Section 2.02(a).

         (b)      D-K LLC's undivided fifty percent (50%) membership interest in La Porte GP and D-K III's undivided forty-nine point five percent (49.5%) limited partnership interest in La Porte LP.
                  La Porte LP is the sole owner of the "La Porte Pipeline" which is a private carrier pipeline with a 12.75-inch outside diameter with a design capacity of eight to nine billion
                  (8,000,000,000 to 9,000,000,000) pounds of PGP per year and extending approximately seventeen
                  (17) miles from a point near the P/P Splitter Facility to the MCO Station, and an 8.625-inch outside diameter lateral approximately one-fourth (1/4) mile in length to ATOFINA
                  Petrochemicals, Inc.'s complex near La Porte, Texas, and includes a meter station owned by La
                  Porte LP at the ATOFINA complex.  The membership and limited partnership interests in La Porte
                  GP and La Porte LP constitute the "Splitter Assets" under this Section 2.02(b). The La Porte
                  Pipeline includes all easements, rights-of-way, servitudes, permits, and/or licenses pertaining thereto and all tanks, machinery, equipment, fixtures, appliances, pipes and valves, fittings, materials, supplies, parts, and other rights, titles, benefits, interests and privileges
                  (including, without limitation, air emission credits) located on the La Porte Pipeline property and used or required in connection with the ownership or operation thereof and is described in greater detail in Schedule 2.02(b) hereto, which schedule describes all of the easements, rights-of-way, and permits pertaining thereto.  Buyer acknowledges that Sellers have provided
                  Buyer with alignment maps for the La Porte Pipeline.

         (c)      The "Bay Area Pipeline," which is a private carrier pipeline consisting of a 6.625-inch outside diameter pipeline with a designed throughput capacity of twenty thousand (20,000) barrels of
                  PGP per day and extending approximately sixteen  (16) miles from the outlet flange of the P/P
                  Splitter Facility to ATOFINA Petrochemical, Inc.'s petrochemical complex in La Porte, Texas;
                  provided, that the "Bay Area Pipeline" does not include laterals to the MCO Station, to the
                  Solvay petrochemical complex near La Porte Texas, or to the BP Amoco Cedar Bayou petrochemical complex in the Baytown Industrial District; and provided further, that the Bay Area Pipeline is presently decommissioned and filled with nitrogen, and is not physically connected to any PGP production source or to any delivery point.  The Bay Area Pipeline includes all easements, rights-of-way, servitudes, permits, licenses, and other rights, titles, benefits, interests, and privileges (including, without limitation, air emission credits) pertaining thereto and all tanks, machinery, equipment, fixtures, appliances, pipes and valves, fittings, meters, materials, supplies, and parts located on the Bay Area Pipeline property and used in connection with the ownership or operation thereof and is described in greater detail in Schedule 2.02(c)
                  hereto, which schedule describes all of the easements, rights-of-way, and permits pertaining thereto.  Buyer acknowledges that Sellers have provided Buyer with alignment maps for the Bay
                  Area Pipeline.  D-K I owns an undivided 66.66% interest in the Bay Area Pipeline.  Such undivided 66.66% interest in the Bay Area Pipeline constitutes the "Splitter Assets" under this
                  Section 2.02(c).

         (d)      The "Splitter Distribution Pipelines," which are the following pipelines and all easements, rights-of-way, servitudes, permits, licenses, and other rights, titles, benefits, interests, and privileges (including, without limitation, air emission credits) pertaining thereto, and includes all tanks, machinery, equipment, fixtures, appliances, pipes and valves, fittings, meters, materials, supplies, and parts located on the Splitter Distribution Pipelines' property and used solely in connection with the ownership or operation thereof: (1) the Texas Eastman
                  Lateral, a 6 5/8 inch outside diameter pipeline that runs from the P/P Splitter Facility approximately .95 miles to TE Products Pipeline Company, L.P.'s petrochemical complex located in Mont Belvieu, Texas; (2) the Amoco Lateral, a 6.625-inch outside diameter pipeline that ties into the La Porte Pipeline at a point approximately 1.007 miles west/southwest of the P/P
                  Splitter Facility and runs approximately 1.84 miles to a meter station owned by D-K III at BP
                  Amoco's petrochemical complex located in or near Baytown, Texas; (3) the Solvay Lateral, a
                  6.625-inch outside diameter pipeline that ties into the La Porte Pipeline at a point approximately 16.45 miles west/southwest of the P/P Splitter Facility and runs approximately
                  0.8 miles to a meter station owned by D-K III at Solvay Polymer's petrochemical complex located in or near La Porte, Texas;  (4) the MCO Lateral, a 6.625-inch outer diameter pipeline that originates at the La Porte meter station at ATOFINA Petrochemicals, Inc.'s petrochemical complex near La Porte, Texas and runs approximately 0.6 miles to D-K III's MCO Station; (5) the
                  MCO to Texas City Pipeline, an 8.625-inch outside diameter pipeline extending approximately
                  28.51 miles between the "MCO Station" (i.e., the pump and meter station and the one-acre (more or less) fee property located thereunder owned by D-K III and located near Miller Cut-Off Road in or near La Porte, Texas in Harris County where the La Porte Pipeline terminates and the MCO to Texas City Pipeline begins) to a D-K III meter site on or near Dow's meter site near Texas
                  City, Texas; (6) the Baytank Lateral, an 8.625-inch outside diameter pipeline which runs approximately 0.57 miles from a valve located on the MCO to Texas City Pipeline to a D-K III meter site at the OTC Terminal, which valve is approximately 10.52 miles from the MCO Station;
                  (7) the Amoco (Texas City) Lateral, an 8.625-inch outside diameter pipeline which runs approximately 0.93 miles from Dow's meter site near Texas City, Texas, to a D-K III meter station at the BP Amoco/Texas City Plant; and (8) the ARCO Lateral, an 8.625-inch outside diameter pipeline that runs from a connection in a pipeline corridor owned by Exxon/Mobil on the MCO to Texas City Pipeline to the D-K III-owned meter station at Arco's facility on Choate
                  Road; and all as described in greater detail in Schedule 2.02(d) hereto, which schedule describes all of the easements, rights-of-way, and permits pertaining thereto. Buyer acknowledges that Sellers have provided Buyer with alignment maps for the Splitter Distribution
                  Pipelines. D-K III owns one hundred percent (100%) of each of the Splitter Distribution
                  Pipelines.

         (e)      The "Other Splitter Assets" which are all above and below-ground facilities, equipment, and buildings located on the land previously leased under the Ground Lease (covering approximately
                  6.765 acres) between Enterprise Products Texas Operating L.P. and D-K I dated January 17, 2002 except as listed on Schedule 2.02(e)-I hereto.  The other Splitter Assets are further described on Schedule 2.02(e)-II hereto.  Diamond-Koch, L.P. owns 100% of the Other Splitter Assets.

         (f)      [Intentionally left blank]

         (g)      [Intentionally left blank]

         (h)      To the extent transferable, the "Permits," which are all of the environmental and other governmental permits, licenses, orders, franchises, and related instruments or rights relating to the ownership or operation of the Splitter Assets as shown on Schedule 4.01(h) hereto, but excluding any permits or licenses included within the definition of "Real Property Instruments"
                  under Section 4.01(i) and listed on Schedule 4.01(i).

         (i)      The "Contracts," which are D-K I's, D-K LLC's, and D-K III's interest in the Contracts listed on Schedule 4.01(g); provided, however, that Contracts that cannot be assigned without consent without breach or termination shall not be assigned until such time as consent is received and shall, until consent is received or waived, be Non-Conveyed Contracts according to the terms of
                  Section 6.07.

         (j)      The "Real Property Instruments" which are D-K III's interest in the fee properties listed on
                  Schedule 2.02(j) hereto and in the property rights and interests reflected in the Real Property
                  Instruments listed on Schedule 4.01(i); provided, that Real Property Instruments that cannot be assigned without consent without breach or termination shall not be assigned until consent is received and shall, until consent is received or waived, be Non-Conveyed Real Property
                  Instruments according to the terms of Section 6.07.

         (k)      OTC.  D-K I's shares of capital stock in Olefins Terminal Corporation, a Delaware corporation ("OTC"), being fifty percent (50%) of the issued and outstanding shares of capital stock of OTC (the "OTC Shares").

         (l)      The "Net Inventory," which is the refinery grade propylene ("RGP") and polymer grade propylene
                  ("PGP") owned by D-K I and D-K III as inventory, work in progress and linefill, less net exchange balances (calculated separately for PGP and RGP).  However, Buyer will not be obligated to purchase volumes of Net Inventory in excess of the volumes listed in Section
                  3.02(a)(3), as shown by D-K I's and D-K III's inventory records at the time of Closing, it being agreed that volume in excess of said amounts ("Excess Volumes") will not be sold to Buyer unless otherwise mutually agreed, and it being further agreed that Buyer shall hold such Excess
                  Volumes on exchange in Mont Belvieu for Sellers for up to one (1) month after the Effective
                  Time and will exchange such Excess Volumes back to Sellers or their designees within such one
                  (1) month period upon request by Sellers.  In addition, Buyer will, within a reasonable time after request by Sellers, transport such Excess Volumes to any delivery point connected to the
                  La Porte Pipeline or the Splitter Distribution Pipelines as requested by Sellers.  If Buyer holds such Excess Volumes beyond the above-referenced one (1) month period, Sellers shall pay
                  Buyer a holdover fee of ten cents (10(cent)) per barrel per month on each barrel so held.
                  Notwithstanding the foregoing, if the Net Inventory is negative for PGP or RGP, as applicable,
                  Buyer will purchase no inventory of that product.  In such event, Sellers will be obligated to deliver to Buyer to Buyer's storage account at the Enterprise Products Texas Operating L.P.
                  Mont Belvieu storage facility formerly known as the Diamond-Koch East Facility a volume of PGP or RGP, as applicable, sufficient to satisfy any negative Net Inventory within ten (10)
                  Business Days after the Closing Date.  Buyer will be responsible for satisfying any exchange obligations to third Persons.

         (m)      Intellectual Property Interests.  Subject to the terms and conditions contained in
                  Schedule 4.01(j)-II, the Transferred Intellectual Property Interests as listed on Schedule
                  4.01(j)-II.  Sellers shall, to the extent required and subject to Schedule 4.01(j)-II, cause their Affiliates to transfer or license any such property held by such Affiliate for which
                  Buyer shall be and, as of the Effective Time, hereby is granted a non-exclusive license to use the source code, data, and existing documentation, it being agreed that the Proprietary
                  Intellectual Property Interests are supplied on an "as-is, where is with all faults" basis, and that the non-exclusive license granted hereunder limits Buyer to use of the Proprietary
                  Intellectual Property Interests to use in its own business, and Buyer is prohibited from any assignment, subletting, re-licensing, or other development of the same, except in connection with Buyer's sale or other disposition of the Splitter Assets made subject to the limitations herein.

         (n)      Other Moveable Property.  The computers, vehicles, and moveable equipment listed on
                  Schedule 2.02(n) hereto.  Sellers shall, to the extent required, cause their Affiliates to transfer title to any vehicles listed on Schedule 2.02(n) not presently owned by Sellers.

         (o)      Records.  All books, records and files of Sellers relating to the Splitter Assets, including, without limitation, accounting records, operating records, customer lists and information, charts, maps, surveys, drawings, prints and any physical embodiment of the
                  Transferred Intellectual Property Interests relating to the Splitter Assets (the "Records");
                  provided, however, that the Records shall not include Sellers' and Sellers' Affiliates' (other than those Records of OTC (except relating to the Valero Energy Corporation guaranty of OTC's debt), La Porte LP and La Porte GP which are in the possession of Sellers or their respective
                  Affiliates) (i) corporate and partnership records (including any documents relating to the formation or governance of Sellers or their Affiliates), (ii) information related to previous offers for the Splitter Assets, including economic analyses of the Splitter Assets, (iii) any records related to the Excluded Assets which (subject to Section 7.04) do not also relate to the Splitter Assets, and (iv) records or other information protected by the attorney-client privilege or that is work product of Sellers' counsel or counsel for Sellers' partners or their
                  Affiliates, it being agreed that communications seeking or providing legal advice by, between,

                  or among the following Persons shall be and are hereby deemed confidential communications subject to the attorney-client privilege:  counsel for Sellers, counsel for Sellers' partners or their Affiliates, and any employee or agent of Sellers, Sellers' partners or their
                  Affiliates.

         2.03     Excluded Assets and Liabilities.  Except as specifically included within the definition of Splitter Assets or otherwise provided for in this Agreement, it is the intent of the Parties that no other assets or interests held or owned by D-K LLC, D-K I, or D-K III or any related liabilities or obligations shall be sold, conveyed, transferred, or assigned to Buyer, and specifically, the sale, conveyance, transfer, and assignment hereunder shall not include the following assets listed in subsections (a) through (f) hereof (the
"Excluded Assets") or the following liabilities listed in subsections (g) and (h) hereof ( the "Excluded
Liabilities"):

         (a)      Any pipelines, gathering or product transportation lines, or any other assets specifically excepted from the definition of the P/P Splitter Facility as provided for in Schedule 2.02(a)-I hereto or from the definition of Other Splitter Assets as provided for in Schedule 2.02(e)-I hereto;

         (b)      Any cash and cash equivalents of Sellers arising from ownership or operation of the Splitter
                  Assets and attributable to revenues recognized prior to the Effective Time;

         (c)      Any accounts receivable of Sellers arising from ownership or operation of the Splitter Assets and attributable to revenues recognized prior to the Effective Time;

         (d)      Sellers' interest in and to any assets related to the fractionation facility commonly known as the Mont Belvieu I fractionator;

         (e)      Sellers' interest in and to any assets related to the pipeline systems commonly known as the
                  Chaparral and Quanah pipeline systems;

         (f)      Sellers' partnership or membership interests in D-K I, D-K LLC, Diamond-Koch II, L.P., and D-K III;

         (g)      Any accounts payable of Sellers which relate to periods prior to the Effective Time or which are not incurred in accordance with the provisions of Section 6.02 hereof; and

         (h)      All Seller-related and Splitter Assets-related liabilities and obligations not expressly assumed hereunder by Buyer, including but not limited to liabilities associated with the operation of the Splitter Assets prior to the Effective Time.

         2.04     Easements and Ground Lease.  Schedule 2.04-I lists nine easements (the "Original
Easements") originally granted unto D-S Splitter, Inc. (as to an undivided 66.66% interest) and Fina Splitter,
Inc. (as to an undivided 33.34% interest).  Those Original Easements not marked with an ** on Schedule 2.04 will, prior to the Closing, be released of record.  Those Original Easements marked with an ** on Schedule 2.04 remain in full force and effect and D-K I's 66.66% interest therein will be assigned to Buyer as of the Closing.
Schedule 2.04-II lists six easements (the "New Easements") covering assets which are part of the P/P Splitter
Facility and one easement covering the Bay Area Pipeline over and across Enterprise Products Texas Operating
L.P.'s lands. Fina Splitter, Inc. owns an undivided 33.34% interest in the P/P Splitter Facility and the Bay Area
Pipeline.  An undivided 33.34% interest in and to the New Easements shall, prior to closing, be assigned unto
Fina Splitter, Inc. and the New Easements, together with the assignment to Fina Splitter, Inc., shall be placed of record in the Official Public Records of Chambers County, Texas.  D-K I's interest in the New Easements shall be assigned to Buyer as of the Closing.  Exhibit 2.04 is a copy of a Ground Lease between Enterprise Products
Texas Operating L.P., as lessor, and D-K I, as lessee, dated January 17, 2002 (the "Ground Lease"), a 33.34%
undivided interest in which will be, prior to closing, assigned to Fina Splitter, Inc.  Prior to the Closing, the
Ground Lease (covering 35.261 acres), together with the assignment to Fina Splitter, Inc., shall be placed of record in the Official Public Records of Chambers County, Texas.  D-K I's interest in the Ground Lease will be assigned to Buyer as of the Closing.  With respect to a second Ground Lease (covering 6.875 acres), also between

Enterprise Products Texas Operating L.P., as lessor, and D-K I, as lessee, and also dated January 17, 2002 (the
"Other Ground Lease"), the Parties agree that D-K I shall, at the Closing, assign its interest therein to Buyer.

                                                    ARTICLE III
                                               PURCHASE PRICE

         3.01     Purchase Price.  Subject to the terms and conditions of this Agreement, and in full payment for the Splitter Assets, Buyer shall pay to Sellers at Closing, by wire transfer as described in Section
8.01(b), the sum of Two Hundred Thirty-One Million Five Hundred Thousand Dollars ($231,500,000.00), as such sum may be adjusted pursuant to the provisions of this Agreement (the "Purchase Price").

         3.02     Adjustments to the Purchase Price.

         (a)      Subject to final adjustment pursuant to the provisions of Article VII, the Purchase Price shall initially be adjusted at Closing as follows.

                  (1)      Prepaid Expenses.  The Purchase Price will be (A) increased to reflect the total prepaid items and expenses identified on Schedule 3.02(a)(1) to the extent such items and expenses are paid prior to the Effective Time which inure to the benefit of the Splitter Assets after the Effective Time and (B) decreased to reflect amounts and expenses identified on
                  Schedule 3.02(a)(1) paid after the Effective Time which inure to the benefit of the Splitter
                  Assets before the Effective Time.

                  (2)      Prorations.  Real estate and personal property taxes for the calendar year
                  January 1, 2002 through December 31, 2002, shall be prorated to the Effective Time based upon the amounts of real estate and personal property taxes allocated to the Splitter Assets from the most recent property tax assessments if known, or upon the amounts paid during the preceding year to the extent not known, all as shown on Schedule 3.02(a)(2).  Such prorations shall be made at Closing by an adjustment to the Purchase Price.  Buyer will assume responsibility for the actual payment to the applicable Governmental Body of any unpaid
                  property taxes not yet due and which relate to periods after the Effective Time.   Buyer shall
                  defend (upon Sellers' request), indemnify, and hold Sellers harmless for any and all real estate and personal property taxes and other fees and costs to be paid by Buyer in accordance with this Subsection.  Sellers shall remain liable for unpaid property taxes to the extent they relate to periods ending on or before December 31, 2001 and for which there has not been a reduction in the Purchase Price pursuant to this Section 3.02(a)(2).

                  (3)      Inventory.  The Parties agree that the Net Inventory shown by Sellers'
                  inventory records as of the Effective Time will provide the initial basis at Closing for adjusting the Purchase Price for Net Inventory (provided, that such volume does not exceed, for
                  RGP, a volume of 225,000 barrels, and for PGP, a volume of 35 million pounds). The Purchase
                  Price will be increased by the sum of the following:  (A) the product of the pounds of propylene contained in the RGP in the Net Inventory multiplied by the average of the "RG
                  Propylene Spot" prices per pound reflected in the table entitled "North America Product Prices"
                  as published in the CMAI Monomer's Market Report dated January 31, 2002; (B) the product of the number of gallons of the propane component in the RGP in the Net Inventory multiplied by the average of the mean non-TET prices for propane for Mont Belvieu as published by the Oil Price
                  Information Service for the month of January, 2002; and (C) the product of the pounds of PGP contained in the Net Inventory multiplied by the average of the "PG Propylene Spot" prices per pound reflected in the table entitled "North America Product Prices" as published in the CMAI
                  Monomer's Market Report dated January 31, 2002.

         (b)      Closing Statement.  Not later than three (3) days before Closing, Sellers shall prepare and deliver to Buyer a reasonable, good faith statement of the estimated Purchase Price adjustments
                  (and estimated Net Inventory figures) to be made at Closing pursuant to this Agreement (the
                  "Closing Statement").  The Parties agree that where actual numbers are not available, this

                  Closing Statement will be based upon mutually agreeable estimates from the previous year's tax renditions and payments and from the prior month's Splitter Assets-related financial statements.

         3.03     Allocation.

         (a)      La Porte LP, La Porte GP, Bay Area Pipeline, and OTC.  Buyer and Sellers agree that the valuations and allocations established in Exhibit 3.03 attached hereto and incorporated herein by this reference reflect the fair market value of the Splitter Assets listed therein at the time of Closing.  The Parties further agree that the Purchase Price for the Splitter Assets listed in Exhibit 3.03 shall be allocated among such Splitter Assets in accordance with Section
                  1060 of the Internal Revenue Code of 1986, as amended.  Sellers and Buyer agree to cooperate in good faith in the allocation of the Purchase Price and the completion and filing of the United
                  States federal income tax Form 8594 in accordance with such price allocation.  The Parties further agree that they will report the tax consequences of the purchase and sale hereunder in a manner consistent with the valuations established in Exhibit 3.03 and that they will not take any positions inconsistent therewith in connection with the filing of any tax return.

         (b)      Remaining Splitter Assets. Sellers and Buyer agree that the Purchase Price (as adjusted pursuant to the terms of this Agreement) will be allocated among the Splitter Assets not listed on
                  Exhibit 3.03 hereto for all purposes (including tax and financial accounting purposes) as jointly agreed between Buyer and Sellers within forty-five (45) days after the Closing Date.
                  Buyer, Sellers and their applicable Affiliates will file all tax returns and forms in a manner consistent with such allocation.  Should, by the end of such 45-day period, the Parties be unable to agree on such allocation as contemplated by this Section 3.03(b), the Parties'
                  disagreement with respect thereto shall be referred to the Accounting Firm which shall resolve such dispute, which resolution shall be final and binding, in the manner provided for in
                  Section 7.01(b) hereof.

                                                    ARTICLE IV
                                  REPRESENTATION AND WARRANTIES OF SELLERS

         4.01     Sellers.  Sellers represent and warrant to Buyer that the matters set forth below in this Section 4.01 are, as of the date hereof, and shall be, as of Closing, true and accurate in all respects in accordance with their terms, except as set forth in the exhibits and schedules attached hereto as the same may hereafter be supplemented as provided for below.  Sellers covenant that they shall, between the date hereof and the date of Closing, supplement such schedules and exhibits to reflect all material facts or circumstances of which Sellers gain Knowledge to the extent such supplementation is necessary to render any such exhibit or schedule or the information contained therein true and accurate in all material respects as of the Closing.

         (a)      Organization and Standing.  Sellers are, as applicable, a limited liability company or limited partnership duly organized, validly existing, and in good standing under the laws of the States of their organization or formation and are duly qualified to transact business in the state of
                  Texas.

         (b)      No Violations.  The execution, delivery, and performance by Sellers of this Agreement and any other document to be executed hereunder to which Sellers are to be a party and the consummation of the transactions contemplated by this Agreement will not:

                  (1)      require Sellers to obtain any consent, approval, or waiver from any Governmental Body, except (A) compliance with the HSR Act; or (B) from those Governmental Bodies (other than pursuant to the HSR Act) or from other Persons listed on Schedule 4.01(b) (except with respect to preferential rights and rights of first refusal listed on Schedule 4.01(o));

                  (2)      except as set forth on Schedule 4.01(b), constitute a breach or default under (with or without notice or lapse of time or both), or permit the termination of, any Contract or Real
                  Property Instrument or result in the creation of any Lien upon any of the Splitter Assets; or

                  (3)      violate or conflict with any provision of Sellers' organizational documents or any
                  Legal Requirement or Order of any Governmental Body against or binding upon Sellers or upon the
                  Splitter Assets.

         (c)      Authority. Being approved by the management committee of D-K LLC and the partners of D-K
                  I and D-K III, Sellers have the power and authority to enter into and perform this Agreement and the other documents to be executed by Sellers hereunder, to carry out the transactions contemplated herein, and to close the transactions contemplated hereby.

         (d)      Enforceability.  This Agreement has been, and at the Closing the other documents to be executed by Sellers will have been, duly executed and delivered by Sellers and constitute or will constitute the legal, valid and binding obligations of Sellers, enforceable in accordance with its terms, except as that enforceability may be (1) limited by an applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors'
                  rights generally, and (2) subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

         (e)      Legal Proceedings. Except as set forth on Schedule 4.01(e), there are no outstanding Orders of any Governmental Body against or involving the Splitter Assets or the Sellers with respect to
                  Sellers' interest in the Splitter Assets, and, to the Knowledge of Sellers, there are no
                  Proceedings threatened in writing or pending against, involving, or which might affect or impair the Splitter Assets.

         (f)      [INTENTIONALLY LEFT BLANK]

         (g)      Contracts.  Excluding Permits and Real Property Instruments, Schedule 4.01(g) sets forth all contracts, agreements, commitments, arrangements, leases of personal property, and other instruments that will be assigned to Buyer, that relate to the Splitter Assets, and that have a term (including terms which either party thereto may extend or renew) which extends in excess of one (1) year beyond the Effective Time or which will obligate either party thereto after the
                  Effective Time for Two Hundred Fifty Thousand Dollars ($250,000) or more (the "Contracts").
                  Except as disclosed in Schedule 4.01(g), Sellers are not in material default under the terms of any Contract; nor has any event occurred which, with the passage of time or giving of notice, or both, would constitute such a default.  Except as disclosed in Schedule 4.01(g), and to the
                  Knowledge of Sellers, no third Person is in material default under the terms of any Contract;
                  nor, to the Knowledge of Sellers, has any event occurred which, with the passage of time or giving of notice, or both, would constitute such a default of a third Person.  Except as disclosed in Schedule 4.01(g), the Contracts are in full force and effect and are binding upon
                  Sellers and all other parties thereto in accordance with their terms.  Except as disclosed in
                  Schedule 4.01(g), none of the other parties to any Contract has notified Sellers that it intends to terminate or alter the provisions thereof by reason of the transaction contemplated by this Agreement or otherwise.  True and correct copies of all Contracts have been delivered or made available to Buyer, which delivery or availability is hereby acknowledged by Buyer.

         (h)      Permits.  Except for permits and licenses within the definition of Real Property Instruments under Section 4.01(i), the Permits (as listed on Schedule 4.01(h)) are all of the permits, licenses, orders, or authorizations issued by a Governmental Body that are presently held by
                  Sellers, by Diamond Shamrock Refining and Marketing Company (as the operator of the P/P
                  Splitter Facility), or by D-K LLC (as operator of the La Porte Pipeline), and to the Knowledge of Sellers required or necessary for the ownership, use, or operation of the Splitter Assets as currently owned, used, and operated by Sellers.  Sellers will transfer or cause the transfer of all Permits listed on Schedule 4.01(h), to the extent that such Permits are transferable,
                  pursuant to the applicable permitting agency required form.   Sellers will cancel or cause the
                  cancellation of all non-transferable Permits effective as of the Effective Time.

         (i)      Real Property Instruments.  Schedule 4.01(i) sets forth a list of all deeds, leases, easements, rights-of-way, real property rights, and licenses (other than the Ground Lease) relating to
                  Sellers' ownership, use, maintenance, and operation of the Splitter Assets and La Porte LP's ownership, use, maintenance, and operation of the La Porte Pipeline ("Real Property
                  Instruments").  Except as provided for in Schedule 4.01(i), Sellers have not received written notice that they are in default under the terms of any Real Property Instrument; to the
                  Knowledge of Sellers, Sellers are not in material default under the terms of any Real Property
                  Instrument; nor has any event occurred which, with the passage of time or giving of notice, or both, would constitute such a default.  Except as provided for in Schedule 4.01(i), to the
                  Knowledge of Sellers, no other Person that is a party to any Real Property Instrument is in material default under the terms of any Real Property Instrument; nor has any event occurred which, with the passage of time or giving of notice, or both, would constitute such a default of such a Person.

         (j)      Intellectual Property Interests.  To the Knowledge of Sellers, Schedule 4.01(j)-I sets forth a list of all material trademarks, licensed processes or rights and other intellectual property
                  (collectively, "Intellectual Property Interests") which burden or benefit the operation, use, or maintenance of the Splitter Assets.  Schedule 4.01(j)-II lists the Intellectual Property
                  Interests that will be transferred to Buyer hereunder (the "Transferred Intellectual Property
                  Interests").  Schedule 4.01(j)-II lists certain proprietary Intellectual Property Interests
                  (the "Proprietary Intellectual Property Interests") developed by Sellers or, as specified in
                  Schedule 4.01(j)-II, for which only the data relating thereto will be transferred to Buyer.
                  Schedule 4.01(j)-II further contains restrictions applicable to the transfer of certain of the
                  Transferred Intellectual Property Interests, including the terms of such a transfer.  Except as set forth in Schedule 4.01(j)-II, Sellers are the owners of, or duly licensed to use, each
                  Transferred Intellectual Property Interest, and there are no Orders limiting Sellers' rights to use the Transferred Intellectual Property Interests or determining that Sellers' possession or use thereof infringes upon any Person's rights; nor, to the Knowledge of Sellers, are there any
                  Proceedings in which any Person seeks to limit Sellers' rights with respect to the Transferred
                  Intellectual Property Interests or claims infringement by Sellers as a result of Sellers' use or possession of such Intellectual Property Interests.  Subject to any consent required as referenced in Section 6.07, the consummation of the transactions contemplated by this Agreement will not result in the impairment of the Buyer's right to use any such Transferred Intellectual
                  Property Interests or infringe upon the intellectual property rights of any third Person.
                  Notwithstanding anything to the contrary contained herein, the names "Diamond-Koch," "Koch," or
                  "Diamond" or any variation thereof and any marks or goodwill associated therewith are not
                  "Intellectual Property Interests."

         (k)      Tax Matters.

                  (1)      Each of the Sellers (A) have timely filed, or shall cause to be filed, returns required to be filed for the taxable periods ending prior to the Effective Time in connection with the Splitter Assets or the owners thereof (except OTC), and the information contained in each such return was, or shall be at the time of filing, true, complete, and accurate, and (B)
                  have paid or shall provide for the payment of and pay when due such taxes required to be paid in respect of periods for which such returns were due.

                  (2)      Except as provided for in Schedule 4.01(k), no written notice of any proposed deficiency, claim, assessment, or levy with respect to taxes has been received by Sellers with respect to the Splitter Assets or the owners thereof (except OTC), which has not been paid.

                  (3)      Except as provided for in Schedule 4.01(k), no ruling has been issued to Sellers (or closing agreement or gain recognition agreement to which any such entity is a party or is otherwise bound) concerning taxes from (or with) any Governmental Body which would have continuing effect on the Splitter Assets (except OTC) after the Effective Time.

                  (4)      Except as provided for in Schedule 4.01(k), there are no pending or, to the Knowledge of Sellers, threatened tax examinations, investigations, audits, or other Proceedings relating to taxes of
                  Sellers.

                  (5)      To the Knowledge of Sellers, the representations set forth in subsections 1 through 4 of this Section 4.01(k) are also true and correct as to OTC, it being agreed, however, that
                  Sellers are not the operator of OTC and do not handle tax matters for OTC.

                  (6)      Except for sales and use or similar taxes which result from the consummation of the transactions contemplated by this Agreement, to the Knowledge of Sellers, Sellers have collected, or will collect, all sales and use or similar taxes required to have been collected prior to the Effective Time, and has remitted, or will remit, to the proper Governmental Body all such taxes required to be remitted prior to the Effective Time.  Sellers have maintained, and to Sellers' Knowledge, La Porte LP and La Porte GP have in their possession all records, supporting documents, and exemption certificates required by applicable sales tax statutes and regulations to be retained in connection with the collection and remittance of sales and use taxes for all periods up to the Effective Time.

                  (7)      Sellers own the Splitter Assets identified in Sections 2.02(a) and 2.02(c) in undivided interests and the relevant Sellers shall make or cause to be made elections under
                  Section 754 of the Internal Revenue Code for La Porte GP and La Porte LP and provide Buyer with statements of such Section 754 elections signed by all of the owners of La Porte GP and La
                  Porte LP.

                  (8)      None of the Sellers are a "foreign person," within the meaning of Section 1445(f)(3)
                  of the Code.

                  (9)      Neither La Porte LP nor La Porte GP is a party to, is bound by or has any obligation under any tax sharing, tax indemnity or tax allocation agreement or similar tax agreement or arrangement.

                  (10)     La Porte GP and La Porte LP are, and at all times through the Closing Date will be, classified as "partnerships" for federal income tax purposes.  No election under Treas. Reg.
                  301.7701-3 shall be made by or with respect to La Porte GP or La Porte LP to alter such classification.

         (l)      Compliance.  Except as set forth on Schedule 4.01(l):

                  (1)      Sellers have granted no options or rights to purchase, sublease, or otherwise acquire any interest in the Splitter Assets and Sellers have the right of possession of the Splitter
                  Assets.

                  (2)      To the Knowledge of Sellers, the present use of the Splitter Assets is in substantial conformity with all applicable existing Orders, Permits and Legal Requirements and with all deed restrictions of record and Sellers have not received written notice of any violation or alleged violation of the foregoing.

         (m)      Environmental.  Except as listed on Schedule 4.01(m) and to the Knowledge of Sellers, there is neither any pending environmental Proceeding with respect to the Splitter Assets nor has there been any (1) handling, treatment, storage, or disposal of Hazardous Material or solid waste with respect to the Splitter Assets at, on, or under any of the Splitter Assets or any third-Person premises in violation of any Environmental Law or (2) any release of Hazardous
                  Material involving or relating to the Splitter Assets.  Except as listed on Schedule 4.01(m), there are no outstanding environmental Orders of any Governmental Body against or involving the
                  Splitter Assets, Sellers have not received any written notice from any Governmental Body of any alleged violation of any Environmental Law involving the Splitter Assets, and to the Knowledge of Sellers, no environmental Proceedings against or involving the Splitter Assets are threatened.  To the Knowledge of Sellers, there are no polychlorinated biphenyls located on or under the Splitter Assets.  To the Knowledge of Sellers, Sellers have disclosed all
                  Environmental Contamination and conditions of the Splitter Assets on Schedule 4.01(m). To the
                  Knowledge of Sellers, Sellers have disclosed all Environmental Contamination and conditions of the Splitter Assets on Schedule 4.01(m).  To the Knowledge of Sellers, there exist no studies, whether prepared by Sellers' employees or by third parties, in Sellers' possession relating to the presence or absence of Asbestos or Asbestos-containing materials on the Splitter Assets.

         (n)      Financial Statements. Sellers have provided to Buyer (i) audited financial statements
                  (prepared in accordance with Regulation S-X of the Securities Exchange Commission, including, without limitation, Rule 305 thereof relating to an "Acquired Business") relating to the business conducted utilizing the Splitter Assets for calendar years 1999 and 2000 and for the period January 1, 2001 through September 30, 2001 and (ii) certain financial information relating to the ownership and operation of the Splitter Assets for the period commencing
                  January 1, 2001 through December 31, 2001, including a balance sheet reflecting the assets and liabilities in respect of the Splitter Assets as of December 31, 2001 and a statement of operations reflecting the results of operations of the Splitter Assets for the fiscal year ending December 31, 2001. The foregoing statements are referred to herein as the "Splitter
                  Assets Financial Information."  True and complete copies of the Splitter Assets Financial
                  Information are attached hereto as Schedule 4.01(n).  The Splitter Assets Financial Information
                  presents, in all material respects, the financial position, the results of operations, and the cash flows of the Splitter Assets for each of the applicable periods covered thereby.

         (o)      Preferential Rights.  To the Knowledge of Sellers, Schedule 4.01(o) lists all contracts or agreements containing preferential purchase rights or rights of first refusal or similar rights with respect to the Splitter Assets.

         (p)      Inventory Quality.  Sellers' Net Inventory to be acquired hereunder by Buyer will meet the applicable PGP and RGP specifications attached hereto and incorporated herein by this reference as Schedules 4.01(p)(A) and 4.01(p)(B), respectively.

         (q)      Financial Condition of OTC.  Except as set forth on Schedule 4.01(q) hereto and to the
                  Knowledge of Sellers:  (1) the financial statements of OTC attached hereto as part of Schedule
                  4.01(q) accurately reflect the financial condition of OTC as of December 31, 2000 and September
                  30, 2001, and (2) there has been no material change or impairment of that condition since
                  September 30, 2001.

         (r)      OTC Shares.  Except as set forth on Schedule 4.01(r) hereto, the OTC shares  owned by
                  D-K I constitute fifty percent (50%) of all of the outstanding capital stock of OTC and are free and clear of all claims, cash calls, and other obligations and are validly issued, fully paid, and non-assessable.

         (s)      La Porte Interests. Except as set forth on Schedule 4.01(s) hereto:  (1) the financial statements of La Porte GP and La Porte LP attached hereto as part of Schedule 4.01(s) accurately reflect the financial condition of La Porte GP and La Porte LP as of December 31, 2000 and December 31,
                  2001, and the capital accounts of D-K LLC and D-K III, and (2) there has been no material change or impairment of that condition or of those accounts since December 31, 2001.

         (t)      Ownership of the Assets. The Splitter Assets are owned and will be owned at the Closing by Sellers or by the specific legal entities and in the divided or undivided ownership percentages set forth in Section 2.02 and, to the Knowledge of Sellers, free and clear of all
                  Liens.

                                                     ARTICLE V
                                  REPRESENTATIONS AND WARRANTIES BY BUYER

         5.01     Buyer. Buyer represents and warrants to Sellers that the matters set forth below in this
Section 5.01 are as of the date hereof, and further warrants that such representations and warranties shall be as of Closing, true and accurate in all material respects in accordance with their terms:

         (a)      Organization and Standing.  Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (b)      Authorization.  Being approved by the general partner of Buyer, Buyer has the power and authority to enter into and perform this Agreement and the other documents to be executed by
                  Buyer hereunder, to carry out the transactions contemplated herein, and to close the transactions contemplated hereby.

         (c)      Enforceability.  This Agreement has been, and at the Closing the other documents to be executed by Buyer will have been, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms, except as that enforceability may be (1) limited by an applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors'
                  rights generally, and (2) subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

         (d)      Legal Proceedings.  Except as set forth on Schedule 5.01(d), there are no outstanding
                  Orders of any Governmental Body or, to the knowledge of Buyer, any Proceedings which would prevent it from consummating the transactions contemplated by this Agreement and, to the knowledge of Buyer, there are no Proceedings threatened in writing or pending against, involving, or which might affect or impair the Splitter Assets.

         (e)      No Violations.  This transaction will not (i) violate or conflict with any provision of
                  Buyer's organizational documents; (ii) result in the breach of any term or condition of, or terminate or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which Buyer is a party or is otherwise bound; (iii) violate or conflict with any applicable Legal Requirement or Order; or (iv) require Buyer to obtain any consent, approval, or waiver from any Governmental Body, except (A) compliance with the HSR
                  Act; or (B) approvals from those Governmental Bodies (other than pursuant to the HSR Act) or other Persons listed in Schedule 5.01(e).

         (f)      Securities Representation.  Buyer is acquiring the Splitter Assets for Buyer's own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933.

         (g)      Non-foreign Entity.  Buyer is not a non-resident alien, foreign corporation, foreign partnership, or foreign estate for purposes of U.S. income taxation.

                                                    ARTICLE VI
                                                 COVENANTS

         6.01     Casualty Loss/Condemnation.

         (a)      Casualty Loss.  Prior to the Effective Time, if all or any portion of the Splitter
                  Assets have been or are destroyed by fire, flood, storm, or other casualty of a similar nature
                  (all of which are herein called a "Casualty Loss") and if such Casualty Loss is reasonably determined to require repairs that will cost in excess of fifty percent (50%) of the Purchase
                  Price, then either Party shall have the right and option to declare this Agreement to be terminated by written notice given to the other Party within thirty (30) days after the occurrence of the Casualty Loss.  Should such damage not be to such extent or should it be to such extent but neither Party elects to so terminate this Agreement, then Sellers shall proceed to repair any such damage or destruction as soon as is reasonably practicable following the expiration of said thirty (30) day period to the condition and operating levels and efficiencies as existed immediately prior to such Casualty Loss, and upon completion of such repair and all necessary testing and start-up, the transaction contemplated hereby will close, subject to the other terms of this Agreement. Any insurance proceeds relating to a Casualty
                  Loss occurring while Sellers have the risk of loss shall be the sole property of Sellers.  The risk of Casualty Loss occurring after the Effective Time with respect to the Splitter Assets shall pass to Buyer at Closing.

         (b)      Condemnation.  If, prior to the Effective Time, all or a portion of the Splitter Assets are taken by condemnation or are subject to being taken by a written threat of condemnation, and if such taking or threat of a taking does, or would, materially limit Buyer's use of the
                  Splitter Assets or its ability to benefit from the full value to be paid for the Splitter
                  Assets, then Sellers shall promptly give written notice of such condemnation or condemnation proceedings to Buyer and Buyer may terminate this Agreement upon prior written notice to
                  Sellers of at least fourteen (14) days or the number of days left until Closing, whichever is fewer.  If Buyer terminates this Agreement under this Section 6.01(b), any payments made under threat of condemnation or condemnation awards shall be the sole property of Sellers.  If Buyer does not elect to terminate this Agreement, or cannot terminate this Agreement because the taking or threatened taking did not or would not materially limit Buyer's use of the Splitter
                  Assets or its ability to benefit from the full value to be paid for the Splitter Assets, such payments or awards shall be the sole property of Buyer.

         6.02     Conduct of Business Between Signing of this Agreement and Effective Time.

         (a)      Between signing of this Agreement and the Effective Time, Sellers shall preserve and maintain the Splitter Assets in the ordinary course of business consistent with past practice.

         (b)      Without the consent of Buyer (which consent will not be unreasonably withheld or delayed), and prior to the Closing, Sellers shall not and shall not commit or agree to do, any of the following:

                  (1)      waive, compromise, or settle any right or Proceeding involving or relating to the
                  Splitter Assets or any Liabilities/Claims in respect thereof which singularly or in the aggregate exceed Fifty Thousand Dollars ($50,000.00);

                  (2)      create, incur, or assume any Lien on or with respect to any Splitter Assets or any income or profits therefrom;

                  (3)      enter into or agree to any agreement or arrangement granting any rights to purchase any of the Splitter Assets or the assets of La Porte Pipeline, except for agreements relating to sales of inventory in the ordinary course of business consistent with past practices;

                  (4)      enter into, renew, extend, amend, or terminate any Contract or renew, amend, or terminate any Real Property Instrument; and any other contracts relating to the operation, use, or conduct of the business of the Splitter Assets may be entered into by Sellers only in the ordinary course of business consistent with their past practice; provided that the aggregate amount of obligations of all such other contracts shall not exceed Five Hundred Thousand
                  Dollars ($500,000.00);

                  (5)      except as specifically provided for herein, transfer or sell, or agree to transfer or sell, any part of the Splitter Assets; or

                  (6)      except as otherwise provided for herein, terminate any Real Property Instrument or
                  Permit.

         6.03     Compliance with Conditions Precedent.  Each Party shall use its commercially reasonable efforts to cause the conditions precedent to Closing set forth in Sections 8.02 and 8.03, applicable to such
Party, to be fulfilled and satisfied as soon as practicable but in any event prior to Closing.

         6.04     Press Release.  Buyer expects to issue a press release upon the execution of this
Agreement.  Buyer and Sellers shall consult with each other in a good faith effort to agree upon the mutually-acceptable substance of such a press release and with regard to all publicity and other releases issued at or prior to Closing concerning this Agreement and the transactions contemplated hereby, and except as required by Legal Requirements, neither Party shall issue any publicity or other release without the prior written consent of the other Party (which such consent may not be unreasonably withheld or delayed).

         6.05     Insurance.   Sellers shall keep, or cause to be kept, all existing insurance policies on the Splitter Assets in full force and effect through the close of business on the Closing Date.

         6.06     Consents to Assignment - Formation of Diamond-Koch.  Schedule 6.06 lists the Contracts and Real Property Instruments for which consent to assignment (including waivers of rights of first refusal or preferential purchase rights) is required, that were to be assigned to D-K I or D-K III in connection with the formation of the Diamond-Koch venture of which D-K I and D-K III are a part, and with respect to which such consent has not yet been obtained.  Sellers shall, at Sellers' sole cost and expense, use reasonable commercial efforts and diligence to obtain all such required consents, approvals, and waivers and deliver evidence of same reasonably satisfactory to Buyer as soon as reasonably practicable and whether before or after the Closing Date.
Any and all cost and expense relating to such consents, approvals, and waivers obtained pursuant to this Section
6.06 shall be Sellers' sole obligation.

         6.07     Consents to Assignment to Buyer.

         (a)      Buyer's Obligations.  If the assignment or transfer of Contracts, Real Property
                  Instruments or Permits hereunder requires the consent of a third Person, except to the extent of Sellers' undertakings pursuant to Sections 6.06, 6.07(b) and 6.07(d), Buyer, at its sole cost and expense, hereby assumes all obligations and responsibilities of obtaining such consents.

         (b)      Sellers' Pre-Closing Obligations.  With respect to the required consents referenced in
                  Section 6.07(a), upon the execution of this Agreement, Sellers will use commercially reasonable diligence to obtain such consents from the Persons from whom consent is required.  To the extent commercially reasonable, Sellers shall obtain such consents prior to Closing and shall provide documentation of such consents to Buyer at Closing. Notwithstanding anything to the contrary provided for in this Section 6.07(b) above, if the Closing occurs within five (5)
                  Business Days after the date of this Agreement, Sellers need not perform the covenants provided for in this Section 6.07(b), and Buyer shall be responsible for initiating and completing the consent requests described herein.

         (c)      Consents Not Obtained by Closing.  Except as provided in Section 7.04, at Closing,
                  Sellers shall provide their files to Buyer relating to their efforts to obtain the consents not obtained by Closing if required pursuant to Section 6.07(b).  Buyer shall thereafter exercise
                  reasonable diligence to obtain such consents.   The Parties shall assist each other with
                  respect to obtaining such consents until Sellers' obligations expire as provided for in the last sentence of this Section 6.07(c) or until such other time as mutually agreed. With respect to Contracts and Real Property Instruments for which consents are not obtained by Closing including the consents referred to in Section 6.06 (or, despite Buyer's efforts after Closing, are not later obtained) (respectively the "Non-Conveyed Contracts" and "Non-Conveyed Real
                  Property Instruments"), Sellers shall, upon Buyer's written request, take commercially reasonable steps and actions to provide Buyer with the benefit of such Non-Conveyed Contracts and Non-Conveyed Real Property Instruments.  Buyer shall enter into subcontracting or other beneficial arrangements with Sellers or an Affiliate thereof pursuant to which Buyer shall fulfill such obligations or liabilities at no additional expense to Sellers except Sellers' own costs in entering into, administering, and managing such arrangements.  Sellers' obligation to provide such benefit with respect to a particular Non-Conveyed Contract shall expire concurrently with the earlier of (a) the expiration of that Non-Conveyed Contract according to its terms or (b) the earliest time that such Non-Conveyed Contract may be terminated by Buyer

                  (as Sellers' assignee) without breach thereof.   Sellers' obligation to provide such benefit
                  with respect to all Non-Conveyed Real Property Instruments shall expire concurrently with the expiration of that Non-Conveyed Real Property Instrument according to its terms.

         (d)      Certain Real Property Instruments.  Notwithstanding anything to the contrary contained in
                  Sections 6.07(a), (b) or (c), the provisions of this Section 6.07(d) govern consents to assignment of Non-Conveyed Real Property Instruments pertaining to the following pipelines:
                  Amoco Lateral, Solvay Lateral, MCO Lateral, MCO to Texas City Pipeline, Amoco (Texas City)
                  Lateral, and ARCO Lateral.  If, by Closing, any required consents for such Non-Conveyed Real
                  Property Instruments have not yet been obtained, Sellers will continue to pursue such consents, with Buyer's assistance, until Sellers' obligations expire as provided for in the last sentence of Section 6.07(c) or until such other mutually agreed time.  If, as a condition to granting such consent, the landowner/grantor requires a one-time payment, and if Sellers, without making such payment, are unable to provide Buyer with the benefit of that Non-Conveyed Real Property
                  Instrument, Sellers shall make the one-time payment and secure the required consent unless the landowner/grantor specifically states or indicates that payment is being required because of the identity of Buyer. Sellers covenant and agree that they will not suggest, imply, or in any manner or fashion influence the landowner/grantor to make such a statement or indication.  If, however, as a condition of granting consent, the landowner/grantor requires some other modification to the terms and conditions of the Non-Conveyed Real Property Instrument
                  (including an increase in periodic fees due thereunder), and if without agreement to such modification Sellers are unable to provide Buyer with the benefit of that Non-Conveyed Real
                  Property Instrument, then, Buyer shall either agree to such modifications (or negotiate a mutually agreed upon modification with the landowner/grantor) and obtain such consent, or failing such, Sellers shall be relieved of all obligations to secure such consent for that
                  Non-Conveyed Real Property Instrument and Sellers shall have no further obligation or liability with respect thereto except as set forth below with respect to annual increases in periodic fees.  Sellers covenant and agree that if a landowner/grantor advises Sellers that a one-time payment of a Non-Conveyed Real Property Instrument will be required in order to secure consent,
                  Sellers shall not, without first consulting Buyer, suggest to the landowner/grantor other means of securing the consent (such as modifications of the applicable Non-Conveyed Real Property
                  Instrument) without first requesting Buyer's approval of such other means, which approval shall not be unreasonably withheld, delayed, or conditioned.  Sellers further covenant and agree that if a landowner/grantor advises Sellers that modifications are required to secure the consent,
                  Sellers will promptly notify Buyer of the requested modifications without negotiation with the landowner/grantor.

                  With respect to increases in periodic fees required by landowners/grantors to secure consent, if the sum of all increases in such periodic fees with respect to the Non-Conveyed Real
                  Property Instrument, on an annual basis, exceeds Seventy-Five Thousand Dollars ($75,000.00)
                  annually, Sellers shall be obligated to pay Buyer an amount equal to the net present value of the difference between (i) the sum of all periodic fee increases and (ii) $75,000.00, over a five year period, using a discount rate of Eight Percent (8%).  For example, if the sum of all periodic fee increases total $100,000, Sellers will owe Buyer the net present value of a
                  $25,000.00 payment stream over a five year period using the 8% discount rate, or $99,817.00.

                  Nothing in this Section 6.07(d) modifies the terms of the last sentence of Section 6.07(c).

         (e)      Consents - Permits.  Sellers shall have no obligations or liabilities with respect to any non-assignable or non-transferable Permits. Buyer assumes all responsibility and obligations for replacing or transferring all Permits and obtaining any permits it may require to own or operate the Splitter Assets.

         6.08     Assumed Contracts/Instruments.  Buyer agrees to assume all rights and obligations of
Sellers arising under the Contracts, Real Property Instruments, Transferred Intellectual Property Interests,
Permits, and any contractual commitments made in accordance with Section 6.02 (to the extent transferable) on and after the Effective Time to the extent such rights and obligations accrue after the Effective Time and are incurred in accordance with Section 6.02.

         6.09     Inspection.        Prior to Closing, at any reasonable time and from time to time upon reasonable advance notice to Sellers, Sellers shall permit the representatives of Buyer to inspect the Splitter
Assets and observe the operating and maintenance personnel therein employed, and to further observe any and all activities related to the maintenance, operation, contracting, and administration thereof.  Buyer's representatives shall be entitled to make copies of any Records.  Notwithstanding the foregoing, Sellers shall not be required to grant access to or furnish information which Sellers consider, in their sole judgment, to be confidential to Sellers or to others or which might disclose any techniques or applications which Sellers consider to be business secrets or proprietary information to Sellers.  All information furnished to Buyer pursuant to this provision will be deemed to be "Confidential Information" for purposes of that certain
"Confidentiality Agreement" described in Section 12.03 below.  All inspections shall be conducted in compliance with all of Sellers' applicable safety procedures, rules, and regulations in effect at the Splitter Assets from time to time, which shall include, without limitation, site safety training and access restriction procedures as are normally required by Sellers of third party invitees.  No investigation by Buyer will affect any representation or warranty given by Sellers to Buyer or the remedies available to Buyer hereunder.

                                                    ARTICLE VII
                                          POST-CLOSING AGREEMENTS

         7.01     Final Recapitulation Settlement; Subsequent Audits and Settlements.  With respect to final recapitulation and audits:

         (a)      Within ninety (90) days after the Closing Date (the "Final Recap Date"), Sellers shall provide to Buyer, for Buyer's review, a proposed final recapitulation settlement in the form of the
                  Preliminary Settlement Statement (the "Final Recap Statement") to account for all actual adjustments to the Purchase Price (and Net Inventory) known as of the Final Recap Date if such actual adjustments differ from those shown on the Closing Statement provided prior to Closing pursuant to Section 3.02 (the "Final Recap").  These adjustments shall be identified to the associated Splitter Asset.  Buyer shall have the right, within one hundred eighty (180) days after the Closing Date, to complete an audit of the Final Recap Statement.  If Buyer disagrees with the Final Recap Statement, Buyer and Sellers shall use their respective commercially reasonable efforts to reach agreement within thirty (30) days following Buyer's completion of its audit of the Final Recap Statement.

         (b)      Should the Parties be unable to resolve any disagreements concerning the Final Recap Statement, such disagreement shall, at the earliest practicable date, be referred, by either or both of the Parties, to a nationally recognized accounting firm mutually acceptable to Buyer and
                  Sellers (the "Accounting Firm"), along with all audit reports, work papers, schedules, and calculations related to the matter in dispute.  Within twenty-five (25) days after such submission, the Accounting Firm shall issue a letter report determining the Final Recap, which shall be final and binding.  Any fees and expenses incurred in resolving disputes shall be borne by the Party incurring such, except for the Accounting Firm, which shall be borne equally by Buyer on the one hand and Sellers on the other hand.

         (c)      Payment of any amounts owed under the Final Recap is due within ten (10) days after the date
                  Sellers and Buyer agree on the Final Recap Statement, or within ten (10) days after the determination of the Final Recap by the Accounting Firm, whichever is later.

         7.02     Accounts Receivable.         After Closing, Sellers agree to cause to be paid to Buyer
any amounts received by Sellers, including accounts receivables generated by the Splitter Assets after the
Effective Time, to which Buyer is entitled but which is made instead to Sellers for whatever reason.  After
Closing, Buyer agrees to cause to be paid to Sellers any amounts received by Buyer after the Effective Time, including accounts receivables generated by the Splitter Assets prior to the Effective Time, to which Sellers are entitled but which are made instead to Buyer for whatever reason.

         7.03     Recording.  Except for the recording of the consents or approvals to the assignments described in Section 6.06 (for which Sellers shall promptly furnish the recording information to Buyer), Buyer shall be solely responsible for promptly recording the assignments and any other instruments related to the conveyance of any of the Splitter Assets, and shall promptly furnish Sellers with the recording information.  All recording and filing fees for instruments to be recorded by a specified Party shall be paid by that Party.

         7.04     Files and Records. At or prior to the Closing, Sellers shall permit Buyer to take possession of the original set of all hard copy and electronic Records in Sellers' possession and  located at
Sellers' Mont Belvieu, Texas, or Houston, Texas, offices.  Other Records shall be made available to Buyer within thirty (30) days after the Closing Date at either Mont Belvieu, Texas, or Houston Texas, as designated by Buyer;
provided, however, that Sellers shall, if reasonably needed by Buyer, make copies of such other Records available to Buyer upon Buyer's request prior to such time at Sellers' sole expense. With respect to the accounting records that are not part of the Records, including all records that Buyer may need in order to prepare financial statements in accordance with generally accepted accounting principles for filing with the Securities and
Exchange Commission, Sellers shall make available to Buyer such records for inspection and copying during normal business hours.  From time to time as requested by Sellers, Buyer shall make such files, records, and data which it acquires from Sellers and which are reasonably required by Sellers available to Sellers for inspection and copying during normal business hours, together with such additional non-privileged, non-protected files, data, and records of Buyer as relate specifically to the Splitter Assets as may be required by Sellers in order to pursue any of their claims, obligations, and disputes relating to the Splitter Assets.  If there are records that relate to the Excluded Assets that also relate to the Splitter Assets, Sellers shall have the right to redact any information contained therein that relates exclusively to the Excluded Assets.

         7.05     Use of Sellers' Names.  By no later than one hundred and twenty (120) days after
Closing, Buyer shall have covered, removed or caused to have been removed the names and marks of and used by
Sellers and all variations and derivations thereof and logos relating thereto from the Splitter Assets and shall either remove all pipeline markers that bear Sellers' names or place permanent stickers over Sellers' specific information (i.e., name and telephone number) on such markers. After expiration of such time period specified above, Buyer shall not make any use whatsoever of those names, marks, and logos.  If Buyer has not completed such removal within one hundred and twenty (120) days after Closing, Sellers shall have the right, but not the obligation, to take such steps as are required to complete such name change and removal or cause such name change and removal to be completed and Buyer shall reimburse Sellers for any costs or expenses incurred by Sellers in connection therewith.

         7.06     Further Assurances.  Each Party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the Party making the request may reasonably require to fully effectuate the transactions contemplated hereby, including those required to sell, transfer, convey, and assign to, and vest in Buyer, and to place Buyer in possession of the Splitter
Assets, or, if necessary, to ensure that Buyer has no interest in any Excluded Asset or Excluded Liability and that any interest in such an Excluded Asset or Excluded Liability incorrectly conveyed to Buyer is reconveyed to
Sellers. Sellers intend to convey the Splitter Assets at Closing; provided, however, that if it is determined after Closing that:  (i) any part of the Splitter Assets were not owned by Sellers and that the title to any part of the Splitter Assets is incorrectly in the name of another entity, or (ii) any Excluded Asset or Excluded
Liability is conveyed to Buyer and that the title to such Excluded Asset is incorrectly in the name of Buyer or any Excluded Liability is for the account of Buyer, then each Party shall take all such action necessary to promptly and correctly convey any part of the Splitter Assets to Buyer, or any part of the Excluded Assets or
Excluded Liabilities to Sellers.

         7.07     Post-Closing Tax Proceedings.  If Buyer or any of its Affiliates receives notice of any examination, adjustment, or other Proceeding relating to the liability for taxes of or with respect to Sellers and concerning the Splitter Assets for any period prior to the Effective Time, Buyer shall notify Sellers in writing within five (5) business days of receiving notice thereof (or such lesser time if such notice given to
Buyer requires action in less than five (5) business days).  As to any such taxes for which Sellers are or may be liable, Sellers shall, at Sellers' expense, control or settle the contest of such examination, adjustment, or other Proceeding, and shall defend (upon Buyer's request) and indemnify Buyer against all losses in connection therewith.  The Parties shall cooperate with each other and with their respective Affiliates in the negotiations and settlement of any Proceeding described in this Section 7.07.

         7.08     Sales Taxes. The Purchase Price provided for hereunder excludes any sales tax or other taxes required to be paid in connection with the sale of the Splitter Assets.  Buyer shall be responsible for all applicable sales and use taxes, gross receipts, conveyance, transfer, and recording fees, motor vehicle transfer and excise taxes and registration fees, and real estate transfer taxes and documentary stamp taxes, if any, that may be imposed on any transfer pursuant to this Agreement.  Buyer shall defend (upon Sellers' request), indemnify, and hold Sellers harmless for any and all sales, use, gross receipts, and similar taxes, penalties, and interest imposed on Sellers based on the sale of the Splitter Assets.  To the extent the sale of the Splitter
Assets is a sale of tangible personal property, Buyer shall cooperate with Sellers to provide any applicable exemption certificates or other documentation necessary to obtain available tax exempt status for the sale of the
Splitter Assets.

         7.09     Other Taxes.

         (a)      All taxes (excluding taxes described in Section 7.08) associated with the ownership, operation or use of any of the Splitter Assets and which have accrued prior to the Effective Time have been or will be properly paid or withheld by Sellers, and all statements, returns, and documents pertinent thereto have been or will be properly filed. Sellers shall indemnify, defend, and hold Buyer harmless from and against all such taxes and related liabilities and obligations.

         (b)      Buyer shall defend (upon Sellers' request) and indemnify Sellers for, and shall be responsible for, paying or withholding or causing to be paid or withheld all taxes associated with the ownership, operation, or use of any of the Splitter Assets which have accrued after the
                  Effective Time and for filing all statements, returns, and documents incident thereto.

                                                   ARTICLE VIII
                                                  CLOSING

         8.01     Time and Place.  The closing of the transaction contemplated by this Agreement (the
"Closing") shall take place at the offices of Sellers in Houston, Texas, beginning at 9:00 a.m., central time, on
February 1, 2002 (the "Closing Date").  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

         (a)      Sellers and Buyer shall execute, acknowledge, and deliver to each other the agreements, instruments, and other documents required to be executed and delivered by all or some of the Parties to this
                  Agreement, including the following:

                  (1)      A Special Warranty Deed for the MCO Station (Exhibit 8.01(a)(1) hereto);

                  (2)      An Assignment and Conveyance (Exhibit 8.01(a)(2) hereto);

                  (3)      A Bill of Sale (Exhibit 8.01(a)(3) hereto);

                  (4)      An Assignment of Membership Interest regarding La Porte GP (Exhibit 8.01(a)(4) hereto);

                  (5)      An Assignment of Partnership Interest regarding La Porte LP (Exhibit 8.01(a)(5) hereto);

                  (6)      Certificates representing the OTC Shares, duly endorsed in blank or accompanied by transfer powers;

                  (7)      A copy of the release by D-K I and Fina Splitter, Inc. of the Original Easements not marked with an **
                  on Schedule 2.04; and

                  (8)      Forms ETC-2 and ETC-4 relating to the NOx emission credits referenced on Schedule 2.02(a)-II.

         (b)      Buyer shall deliver to Sellers, and Sellers shall have received, the following payments:

                  (1)      The payment of Fifty-seven Thousand Five Hundred Dollars ($57,500.00), applicable to the allocations to the membership interest in La Porte GP, in immediately available same day funds by wire transfer for credit to Sellers' account at: Bank One, ABA Routing No. 071-000013,
                  Account No. 10-94655, Reference: D-K Splitter Sale;

                  (2)      the payment of Five Million Six Hundred Ninety-two Thousand Five Hundred Dollars
                  ($5,692,500.00), applicable to the allocation to the limited partnership interest in La Porte
                  LP, in immediately available same day funds by wire transfer for credit to Sellers' account at:  Bank One, ABA Routing No. 071-000013, Account No. 10-94689, Reference: D-K Splitter Sale;

                  (3)      the payment of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00)
                  applicable to the allocations of certain Splitter Assets not covered by Exhibit 3.03, in immediately available same day funds by wire transfer for credit to Sellers' account at: Bank
                  One, ABA Routing No. 071-000013, Account No. 10-94671, Reference: D-K Splitter Sale;

                  (4)      the payment of Six Million Eight Hundred Thousand Dollars ($6,800,000.00) applicable to the allocations to the shares of the capital stock of OTC and the Bay Area Pipeline, in immediately available same day funds by wire transfer for credit to Sellers' account at: Bank
                  One, ABA Routing No. 071-000013,  Account No. 10-94622, Reference: D-K Splitter Sale; and

                  (5)      the payment of Two Hundred Six Million Four Hundred Fifty Thousand Dollars
                  ($206,450,000.00) applicable to certain Splitter Assets not covered by Exhibit 3.03, as adjusted, in immediately available same day funds by wire transfer for credit to Sellers'
                  account at:  Bank One, ABA Routing No. 071-000013, Account No. 10-92220, Reference: D-K
                  Splitter Sale.

         8.02     Conditions to Buyer's Obligations.  Each and every obligation of Buyer to be performed by the Closing is, at the option of Buyer, subject to each of the conditions set forth below.

         (a)      The representations and warranties made by Sellers in this Agreement, as may be supplemented after the date hereof, shall be true and accurate as to the representations and warranties which are qualified as to materiality and in all material respects as to those representations and warranties which are not so qualified as of the Closing with the same effect as though such representations and warranties have been given on and as of the Closing, giving effect to any supplements thereto or to any schedules or exhibits to this Agreement so long as the supplementation to the particular representation and warranty at issue does not, taken as a whole, have a material adverse effect on that representation and warranty.  Sellers shall also have performed or complied with, in all material respects, all of their obligations under this
                  Agreement which are to be performed or complied with by it as of the Closing.

         (b)      There shall not be on the Closing (1) any Order by any Governmental Body, (2) any written threat thereof by any Governmental Body, or (3) any Legal Requirement or (4) Proceeding which,

                  in all reasonable likelihood, might prohibit or render illegal Buyer's consummation of the transaction contemplated herein.

         (c)      All agreements, documents, and instruments contemplated under this Agreement to be executed and delivered by Sellers as of Closing shall have been duly executed by Sellers and be ready for delivery concurrently with the consummation of the transactions contemplated by this
                  Agreement.

         (d)      Sellers shall deliver to Buyer:

                  (1)      certified copies of each of the resolutions of the management committee of D-K LLC and the partners of D-K I and D-K III authorizing the Sellers to enter into and to perform this Agreement and each document to be entered into by it as of the Closing, authorizing execution of this Agreement and each such document by each Person signing on behalf of the Sellers, and further certifying that such resolutions and such authority have not been modified and remain in effect; and

                  (2)      certificates executed by an officer of each of Koch Industries, Inc. and Valero Energy
                  Corporation certifying that each has passed a resolution sufficient to authorize it, as a
                  Seller Guarantor, to enter into and perform the guaranty appearing at the end of this Agreement and authorizing execution of the guaranty by each Person signing the same on behalf of the
                  Seller Guarantors, and further certifying that such resolutions and such authority have not been modified and remain in effect.

         (e)      Sellers shall deliver to Buyer a certificate executed by an officer of the Sellers certifying that Sellers' representations and warranties in Section 4.01, as may be supplemented after the date hereof, are true and accurate in all material respects in accordance with their terms at the time of Closing and further certifying Sellers' compliance with Sellers' covenants and agreements herein.

         (f)      Sellers shall deliver to Buyer the certificates of the Secretary or Assistant Secretary of each
                  Seller or the general partner of each Seller, as applicable, as the case may be, certifying as of the Closing Date as to the incumbency of the officers or attorney-in-fact of each of the
                  Sellers authorized to sign this Agreement and the other documents to be delivered hereunder, together with evidence of the incumbency of each such Secretary or Assistant Secretary.

         (g)      [Intentionally Left Blank]

         (h)      Buyer shall have received the audited financials required pursuant to Section 4.01(n).

         (i)      Buyer shall have received evidence satisfactory to Buyer of the Section 754 elections required pursuant to Section 4.01(k)(7).

         (j)      All required consents, approvals, and waivers (including waivers of rights of first refusal and preferential purchase rights listed in Schedule 4.01(o)), including those under the HSR Act or from any other Governmental Body or other Person, shall have been received.

         (k)      Buyer shall have received from each Seller a certificate of non-foreign status substantially in the form specified in Treasury Regulations issued under section 1445 of the Code.

         8.03     Conditions to Sellers' Obligations.  Each and every obligation of Sellers to be performed on the Closing is, at the option of Sellers, subject to each of the conditions set forth below:

         (a)      The representations and warranties made by Buyer in this Agreement shall be true and accurate in all material respects in accordance with their terms on and as of the Closing with the same effect as though such representations and warranties had been given on and as of the Closing.  Buyer shall also have performed or complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the
                  Closing.

         (b)      There shall not be on the Closing (1) any Order by any Governmental Body, (2) any written threat thereof by any Governmental Body, or (3) any Proceeding which, in all reasonable likelihood, might prohibit or render illegal, Sellers' consummation of the transaction contemplated herein.

         (c)      All agreements, documents, and instruments contemplated under this Agreement to be executed and delivered by Buyer as of Closing shall have been duly executed by Buyer and be ready for delivery concurrently with the consummation of the transactions contemplated by this Agreement.

         (d)      Buyer shall deliver to Sellers a certified copy of a resolution of the board of directors of the general partner of Buyer authorizing Buyer to enter into and perform this Agreement and each document to be entered into by it as of the Closing, authorizing execution of this
                  Agreement and each such document by the Person signing on behalf of Buyer, and further certifying that such resolution and such authority have not been modified and remain in effect.

         (e)      Buyer shall deliver to Sellers a certificate from an officer of the general partner of Buyer certifying that Buyer's representations and warranties in Section 5.01 are true and accurate in all material respects in accordance with their terms at the time of Closing, and further certifying
                  Buyer's compliance with Buyer's covenants and agreements.

         (f)      All required consents, approvals, and waivers (including waivers of rights of first refusal and preferential purchase rights listed in Schedule 4.01(o)), including those under the HSR Act or from any other Governmental Body or other Person, shall have been received.

         (g)      Buyer shall deliver to Sellers a certificate executed by an officer of the general partner of Enterprise
                  Products Partners L.P. certifying that it has passed a resolution sufficient to authorize it, as the Buyer Guarantor, to enter into and perform the guaranty appearing at the end of this
                  Agreement and authorizing execution of the guaranty by each Person signing the same on behalf of the Buyer Guarantor, and further certifying that such resolutions and such authority have not been modified and remain in effect.

         (h)      Sellers shall have received from Buyer a certificate of non-foreign status substantially in the form specified in Treasury Regulations issued under section 1445 of the Code.

         (i)      Buyer shall deliver to Sellers a certificate of the Secretary or Assistant Secretary of the general partner of Buyer, as the case may be, certifying as of the Closing Date as to the incumbency and signatures of the officer(s) or representatives of such general partner authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of Buyer, together with evidence of the incumbency of each such Secretary or Assistant Secretary.

                                                    ARTICLE IX
                                                 DISCLAIMER

         9.01     Disclaimer.  Except for, and without limitation of, the express representations, warranties, covenants, and agreements (including the indemnity agreements and understandings set forth in Article
X hereto) of Sellers specifically set forth in this Agreement or in any agreements, documents, or other instruments required to be delivered pursuant to this Agreement, which such express representations, warranties, covenants, and agreements are not modified, limited, restricted, conditioned, impaired, or otherwise affected by the matters set forth in this Article IX, the Parties agree as follows:

         (a)      Buyer hereby acknowledges and agrees that Sellers have not made, do not make, and expressly disclaim any other warranties, representations, covenants, or agreements, either express or implied, whether arising by operation of law or otherwise, as to the merchantability,

                  habitability, quantity, quality, environmental condition, or physical condition of the Splitter
                  Assets or their suitability or fitness for any particular purpose or use, and that the Splitter
                  Assets, including the state of the title thereto, are sold to Buyer on an "as-is, where is with all faults" basis;

         (b)      Buyer hereby expressly releases Sellers from any and all responsibilities, liabilities, obligations, and claims, known and unknown, whether based upon negligence, strict liability, or otherwise, arising under Environmental Laws or any other Legal Requirement, including, without limitation, any obligations to take the Splitter Assets back or reduce the Purchase Price, or any actions for contribution or indemnity, or to improve, repair, or otherwise modify the physical condition or operation of the Splitter Assets, that Buyer or its successors or assigns may have against Sellers or that may arise in the future, based, in whole or in part, upon the presence of Hazardous Materials or other Environmental Contamination on, around, within, or under the Splitter Assets or arising from the Environmental Condition or physical condition of the Splitter Assets, regardless of how caused or created (by Sellers' negligence, actions, omissions, or fault, pursuant to any statutory scheme of strict liability, or otherwise).
                  Buyer further acknowledges that the provisions of this Section have been fully explained to
                  Buyer and that it fully understands and accepts the same as a condition to proceeding with this transaction.  Buyer acknowledges that none of Sellers' employees, agents, or representatives have made any statements or representations to Buyer, or to its employees, whether employed by
                  Buyer or any Affiliate of Buyer, or to Buyer's agents or representatives, contrary to the provisions of this Section;

         (c)      Buyer acknowledges that Sellers make no warranty or representation, express, implied, statutory, or otherwise as to the accuracy or completeness of any title opinion, data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Buyer in connection with the Splitter Assets, including, without limitation, any description of the Splitter Assets, the pricing assumptions, the environmental condition or physical condition of the Splitter Assets, any other matters contained in the data, or any other materials furnished or made available to Buyer by Sellers or by Sellers' employees, agents, or representatives.  In entering into and performing this Agreement, Buyer has relied, and will rely, solely upon its independent investigation of, and judgment with respect to, the
                  Splitter Assets and their value;

         (d)      Buyer recognizes and expressly acknowledges that the Splitter Assets may contain asbestos coating, insulation or other asbestos-containing materials (collectively, "Asbestos") and that any such Asbestos may be in a friable or nonfriable condition.  Sellers make no representations or warranties regarding the extent or condition of any Asbestos-containing material associated with the Splitter Assets.  Buyer, as owner and/or operator of the Splitter Assets after
                  Closing, expressly assumes all responsibility for complying with all applicable regulatory obligations relating to any such Asbestos, including those arising under environmental and worker health and safety laws.  Buyer hereby certifies to Sellers that Buyer and its employees, contractors, and agents that may come into contact with such Asbestos will comply with all applicable laws and other governmental requirements relating thereto, including requirements relating to the training of workers in the handling of Asbestos;

         (e)      by virtue of the purchase of the Splitter Assets from Sellers, Buyer acknowledges that Sellers hereby expressly exclude, and do not assign, transfer, or convey to Buyer any rights or benefits of or to any insurance policies of Sellers or Sellers' Affiliates which might relate to, cover, or insure Sellers for loss of or liability arising from the use, ownership, or operation of the Splitter Assets, regardless of whether such assignment, right, or benefit arises by statute, agreement, or operation of law, including but not limited to defense and indemnity benefits attributable to or arising from or under such policies; and

         (f)      the Parties reiterate, covenant and agree for sake of clarity that nothing in Sections 9.01
                  (a), (b), (c), (d) and/or (e) is intended to, or shall, modify, limit, restrict, condition, impair, or otherwise affect the Sellers' express representations, warranties, covenants, and agreements set forth in this Agreement or in any agreements, documents, or other instruments required to be delivered pursuant to this Agreement.

                                                     ARTICLE X
                                                 INDEMNITY

         10.01    Sellers' General Indemnity. Subject to the limitations provided for in this Article X,
Sellers shall indemnify, reimburse, defend, and hold harmless Buyer, its parent company, Affiliates, and subsidiaries and their respective partners, members, Affiliates, directors, shareholders, officers, employees, agents, attorneys, representatives, contractors, and subcontractors (collectively, "Buyer Indemnitees") from and against any and all liabilities, claims, losses, strict liability claims, demands, lawsuits, judgments, orders, fines, penalties, damages, expenses (including but not limited to reasonable attorneys' fees and consultant fees), costs, and causes of action (collectively, "Liabilities/Claims," singularly, "Liability/Claim") arising from or relating to:

         (a)      any breach of Sellers' express representations, warranties, covenants, and agreements contained in the Agreement;

         (b)      the ownership or operation of the Splitter Assets prior to the Effective Time, but expressly excluding:

                  (1)      matters which are the subject of Sellers' indemnity obligations under Sections 10.02,
                           10.03, or 10.04 (it being agreed that Sellers' indemnity obligations with regard to such matters are addressed under such Sections);

                  (2)      any Liabilities/Claims arising from or relating to the ownership or operation of the
                           Splitter Assets after the Effective Time;

                  (3)      any Liabilities/Claims arising from an allegation that all or any part of the Splitter
                           Assets were in a defective condition at or prior to the Effective Time if the injury or damage occurred after the Effective Time; provided, that the Parties agree that if the injury or damage occurred prior to the Effective Time, Sellers' indemnity obligation under  Section 10.01(b) shall apply; and

                  (4)      any Environmental Liabilities/Claims (other than those covered by Sections 10.01(a) or
                           10.02), whether the same arose or existed before or after the Effective Time, it being agreed that any such Environmental Liabilities/Claims are hereby expressly assumed by
                           Buyer hereunder and that such assumption was taken into account in reaching agreement on the Purchase Price; or

         (c)      any liability or obligation from or related to any mechanics' or materialmens' or similar liens for labor, materials, or services provided by third Persons or any of Sellers' Affiliates prior to the Effective Time with respect to the Splitter Assets.

         10.02    Sellers' Offsite Disposal Indemnity.  Subject to the limitations provided for in this Article X, Sellers shall indemnify, reimburse, defend, and hold harmless Buyer Indemnitees from and against any and all Liabilities/Claims arising from or relating to any Offsite Disposal that occurred prior to the
Effective Time.

         10.03    Sellers' Indemnity for Taxes.  Subject to the limitations provided for in this
Article X, Sellers shall indemnify, reimburse, defend, and hold harmless Buyer Indemnitees from and against any and all Liabilities/Claims relating to taxes and tax obligations associated with the ownership or operation of the Splitter Assets for any period prior to the Effective Time ("Tax Liability").

         10.04    Sellers' Indemnity Regarding Title.  Subject to the limitations provided for in this
Article X, Sellers shall indemnify, reimburse, defend, and hold harmless Buyer Indemnitees from and against any and all Liabilities/Claims caused by Title Defect relating to the rights-of-way, easements, and permissions necessary for the ownership, operation, use, maintenance, or repair of the La Porte Pipeline and the Splitter
Distribution Pipelines or involving the Real Property Instruments associated with the La Porte Pipeline and the
Splitter Distribution Pipelines, but only to the extent that such Title Defect is demonstrated to have existed before the Effective Time.

         10.05    Limitations on Sellers' Indemnity.

         (a)      With respect to Sellers' obligations under Section 10.01(a) (concerning any breach of Sellers'
                  express representations, warranties, covenants, and agreements), Sellers' liability under the
                  Agreement or relating to the transactions contemplated thereby (of any kind, including for indemnity or otherwise) for any Liabilities/Claims which are the subject of such Section shall be limited (except in the case of actual fraud) in accordance with the following:

                  (1)      to any such Liabilities/Claims which are asserted within two (2) years after the
                           Effective Time by a Buyer Indemnitee giving Sellers written notice in accordance with the provisions of Section 10.13; and

                  (2)      Sellers shall have no liability or obligation to indemnify or reimburse Buyer
                           Indemnitee with respect to such Liabilities/Claims until such time as the aggregate of such Liabilities/Claims (for which timely notice was given) exceeds Five Hundred
                           Thousand Dollars ($500,000.00) (the "Deductible"), at which time Sellers shall indemnify, reimburse, defend, and hold harmless Buyer Indemnitees with respect to amounts in excess of the Deductible up to the Ceiling (as defined below); provided, that in no event shall Sellers' liability for the satisfaction of such
                           Liabilities/Claims exceed, in the aggregate, the sum of Seventeen Million U.S. Dollars
                           ($17,000,000.00) (the "Ceiling"), which Ceiling includes Liabilities/Claims under
                           Sections 10.01(a), 10.02, and 10.04;

         (b)      With respect to Sellers' obligations under Section 10.02 (concerning Sellers' Offsite Disposal indemnity), Sellers' liability under the Agreement, or relating to the transactions contemplated thereby (of any kind, including for indemnity or otherwise) for any
                  Liabilities/Claims which are the subject of such Section shall be limited (except in the case of actual fraud) in accordance with the following:

                  (1)      to any such Liabilities/Claims which are asserted within four (4) years after the
                           Effective Time by a Buyer Indemnitee giving Sellers written notice in accordance with the provisions of Section 10.13; and

                  (2)      Sellers shall have liability only until the aggregate of such Liabilities/Claims (for which timely notice was given) reaches Five Million Dollars ($5,000,000.00) and has been satisfied, whereupon Sellers' liability with respect to such Liabilities/Claims
                           will cease.   The $5,000,000.00 aggregate liability of Sellers under this Subsection shall be counted toward the Ceiling set forth in Section 10.05(a)(2).

         (c)      With respect to Sellers' obligations under Section 10.04 (concerning Sellers' indemnity regarding Title), Sellers' liability under the Agreement or relating to the transactions contemplated thereby (of any kind, including for indemnity or otherwise) for any
                  Liabilities/Claims which are the subject of such Section shall be limited (except in the case of actual fraud) in accordance with the following:

                  (1)      to any such Liabilities/Claims asserted within one (1) year after the Effective Time by a Buyer Indemnitee giving Sellers written notice in accordance with the provisions of Section 10.13;  and

                  (2)      Sellers shall have no liability or obligation to indemnify or reimburse Buyer
                           Indemnitee with respect to such Liabilities/Claims until such time as the aggregate of such Liabilities/Claims exceeds Five Hundred Thousand Dollars ($500,000.00) (the
                           "Title Deductible"), at which time Sellers shall indemnify, reimburse, defend and hold harmless Buyer Indemnitee with respect to amounts in excess of the Title Deductible;
                           provided, that all liability incurred by Sellers in satisfying such Liabilities/Claims under Section 10.04 shall be counted toward the Ceiling in Section 10.05(a)(2).

         (d)      With respect to Sellers' obligations under Section 10.01(b) (concerning Sellers' indemnity relating to the ownership or operation of the Splitter Assets prior to the Effective Time)
                  Sellers' liability under the Agreement, or relating to the transactions contemplated thereby
                  (of any kind, including for indemnity or otherwise) for any Liabilities/Claims which are the subject of such Section shall be limited (except in the case of actual fraud) in accordance with the following:

                  (1)      to any such Liabilities/Claims which are asserted within five (5) years after the
                           Effective Time by a Buyer Indemnitee giving Sellers written notice in accordance with the provisions of Section 10.13; and

                  (2)      Sellers shall have liability only until the aggregate of such  Liabilities/Claims (for which timely notice was given) reaches Thirty-two Million Five Hundred Thousand
                           Dollars ($32,500,000.00) and has been satisfied, whereupon Sellers' liability with
                           respect to such Liabilities/Claims will cease.   The Ceiling amount of Seventeen
                           Million Dollars ($17,000,000.00) set forth in Section 10.05(a) shall be counted toward the Thirty-two Million Five Hundred Thousand Dollars ($32,500,000.00) aggregate liability of Sellers under this Subsection.

         10.06    Expenditures.  It is the intent of the Parties that any costs, expenses (including reasonable attorneys' and consultants' fees), or other monetary payments or expenditures (including monies paid via judgment or settlement) incurred or paid by Sellers or by the Seller Guarantors in satisfying Sellers'
indemnity obligations to Buyer in accordance with the provisions of this Article X, and including defense costs in defending a Buyer Indemnitee (but excluding Sellers' Defense Costs, as hereinafter defined) shall be
"Expenditures" as that term is used herein.  The Expenditures and Sellers' Defense Costs relating to the aggregate liability of Sellers and Seller Guarantors under this Article X shall be included toward Sellers' Maximum
Liability (as defined in Section 10.08), and the Expenditures relating to Sellers' or Seller Guarantors'
satisfaction of their indemnity obligations under Sections 10.01(a), 10.02, and 10.04 shall be included toward the Ceiling (as defined in Section 10.05(a)(2)) and (to the extent that such Expenditures specifically relate to satisfaction by Sellers or Seller Guarantors of the Offsite Disposal indemnity provided for in Section 10.02)
toward the limit provided for in Section 10.05(b)(2) (dealing with Offsite Disposal, to the extent such
Expenditures specifically relate to Sellers' or Seller Guarantors' satisfaction of their Offsite Disposal indemnity obligations).

         10.07    Buyer's Indemnity.

         (a)      Except as specifically provided for in Sections 10.01 through 10.06, commencing at the
                  Effective Time, Buyer shall indemnify, reimburse, defend, and hold harmless Sellers, their parent companies, Affiliates, and subsidiaries and their respective partners, members,
                  Affiliates, directors, shareholders, officers, employees, agents, attorneys, representatives, contractors, and subcontractors (collectively, "Sellers Indemnitees") from and against: (1) all

                  Liabilities/Claims, whether or not caused in whole or in part by the strict liability, fault, or negligence of Sellers, Buyer Indemnitees or any other Person (whether sole, joint, concurrent, or comparative with any strict liability, fault, or negligence of Buyer or any other person) arising from or relating to (A) the ownership or operation of the Splitter Assets by any Person arising after the Effective Time; (B) the condition of the Splitter Assets, whether attributable to periods of time before or after the Effective Time;  or (C) all
                  Environmental Liabilities/Claims (other than those covered by Sections 10.01(a) or 10.02), whether attributable to periods of time before or after the Effective Time; and  (2) all
                  Liabilities/Claims arising from or related to any breach of Buyer's express representations, warranties, covenants and agreements contained herein.

         (b)      Commencing at the earlier of (1) the time when Sellers and Sellers Guarantors, in the aggregate, have incurred or paid Liabilities/Claims totaling the sum of Five Million Dollars
                  ($5,000,000.00) for Offsite Disposal  pursuant to Section 10.02 and the other applicable provisions of this Article X, or (2) the expiration of the period of four (4) years after the
                  Effective Time (whether or not Sellers and Sellers Guarantors have paid or incurred all or any part of the $5,000,000.00 amount), Buyer shall indemnify, defend, and hold harmless Sellers
                  Indemnitees from and against any Liabilities/Claims arising from or relating to Offsite
                  Disposal, whether attributable to periods of time before or after the Effective Time, and whether or not Sellers, but for this Section 10.07(b), would be legally liable to the claimant or to a Buyer Indemnitee or otherwise for such Liabilities/Claims.

         (c)      Commencing at the earlier of (1) the time when Sellers and Sellers Guarantors, in the aggregate, have incurred or paid, after the Effective Time, Sellers' Maximum Liability arising from or related to the Splitter Assets, or (2) the expiration of the period of five (5) years after the Effective Time for any Liabilities/Claims for which notice is given to Sellers after such five (5) year period expires (whether or not Sellers and Sellers Guarantors have paid or incurred Sellers' Maximum Liability), Buyer shall indemnify, defend, and hold harmless Sellers
                  Indemnitees from and against any Liabilities/Claims of any kind or nature (except for a Tax
                  Liability) arising out of or related to the Splitter Assets, whether attributable to periods of time before or after the Effective Time, and whether or not Sellers, but for this Section
                  10.07(c), would be legally liable to the claimant or to a Buyer Indemnitee or otherwise for such a Liability/Claim or a part thereof.

         10.08    Sellers' Maximum Liability.  As reflected above, it is the intent of the Parties that Sellers have contractual indemnity obligations only under Sections 10.01 through 10.04 (subject to the limits provided for in this Article X), and that Buyer have contractual indemnity obligations only under Section
10.07 (subject to the limits provided for in this Article X). In no event shall the sum of Sellers' and Sellers
Guarantors' payments for Expenditures, Liabilities/Claims, and Sellers and Sellers Guarantor's costs in defending themselves ("Sellers' Defense Costs"), including amounts applied toward the Ceiling in Section 10.05(a), exceed
Thirty-two Million Five Hundred Thousand Dollars ($32,500,000.00) ("Sellers' Maximum Liability"), exclusive of and without limitation of Sellers' obligations under Sections 10.01(c) and 10.03 of this Article X and under
Sections 6.07(b) and 6.07(d) of the Agreement.

         10.09    Sole and Exclusive Remedy.  Other than claims for actual fraud, the right of each
Party to seek indemnification (subject to the limitations provided for in this Article X) from the other Party pursuant to this Article X shall be the sole and exclusive remedy of each Party against the other under the
Agreement, and subject to the foregoing, it is expressly understood and agreed that, except by virtue of the indemnification provisions set forth herein, none of the Parties are entitled to any non-contractual indemnity, contribution, adjustment, reduction, set-off, damages, injunctions, specific performance, or the like in connection with the transaction contemplated hereby.

         10.10    Limitation.  Notwithstanding anything to the contrary contained in the Agreement, neither Party:

         (a)      shall be liable to the other Party for any damages related to or arising in connection with the
                  Agreement or the transactions contemplated hereby other than actual or compensatory damages; it being agreed that no Party shall be liable to the other for indirect, incidental, consequential, exemplary, or punitive damages hereunder, including any lost earnings or profits, losses due to business interruption or diminution in value of the business except to the extent arising from third Persons; or

         (b)      shall be entitled to recover more than once for any one Liability/Claim for which full indemnification is provided hereunder, such as in the case of Liabilities/Claims flowing from the breach of more than one representation, warranty, covenant, or agreement hereunder.

         10.11     [INTENTIONALLY LEFT BLANK]

         10.12    Survival.  Except as set forth below in this Section 10.12, all obligations under the
Agreement, including the indemnification obligations hereunder, shall survive the Effective Time; provided that the representations and warranties of Sellers and Buyer contained in Sections 4.01(a), (b), (c) and (d) and
5.01(a), (b), (c), (e), (f) and (g) of the Agreement shall survive the Effective Time indefinitely, but subject to the applicable statute of limitations, and all other representations and warranties of Sellers and Buyer in the Agreement shall survive the Effective Time for two (2) years; provided that any acknowledgments, waivers, or representations given in the Agreement may be asserted as a defense by any Party hereunder at any time in connection with defending a claim or claims asserted by the other Party hereto, or its successors or assigns, with regard to any of the transactions contemplated by the Agreement; and provided further that Buyer's indemnity obligations hereunder shall survive the Effective Time indefinitely notwithstanding any otherwise applicable statute of limitation.

         10.13    Indemnification Procedures.

         (a)      If a Party to be indemnified under the Agreement (an "Indemnitee") learns of facts that the
                  Party believes would entitle that Party to indemnification from the other Party (an
                  "Indemnitor") (including, in the case of Buyer, that would apply toward the Deductible or the
                  Ceiling applicable to Sellers' indemnity obligation hereunder or to the Title Deductible), the
                  Party who has the right of indemnification based upon such facts shall, within sixty (60) days after the month in which that Party learns of such facts, provide written notice to the other
                  Party containing reasonable details and any supporting documentation then known to the notifying Party of the facts upon which the indemnity claim is based.  Supplemental written notices of additional material facts with respect to matters previously noticed will be given promptly by the Party to be indemnified to the other.  Failure to comply with the proper notice provisions of this Section 10.13 shall result in a waiver of the right of a Party to seek indemnification or other relief from the other Party or from the Buyer Guarantor or Sellers
                  Guarantors, as applicable.

         (b)      The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in the defense, negotiation, and/or settlement of any
                  Liability/Claim for which it is obligated hereunder which results from a Person not affiliated with the Indemnitor ("Third Person Liability/Claim").  If Indemnitor chooses to acknowledge its obligation to indemnify the Indemnitee for such Third Person Liability/Claim, Indemnitor may assume the defense thereof with Indemnitor-selected counsel to which Indemnitee has not reasonably objected.  Should the Indemnitor so elect to assume the defense of a Third Person
                  Liability/Claim, the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  If the
                  Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnitor), at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the
                  Indemnitor shall control such assumed defense.  The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Person Liability/Claim as provided above).

         (c)      If the Indemnitor so elects to assume the defense of any Third Person Liability/Claim, the
                  Indemnitee shall cooperate with the Indemnitor in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnitor's request) the provision to the Indemnitor of records and information, which are relevant to such Third Person
                  Liability/Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the
                  Indemnitor shall have assumed the defense of a Third Person Liability/Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third
                  Person Liability/Claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld). If the Indemnitor shall have assumed the defense of a Third Person
                  Liability/Claim, the Indemnitee shall agree to any settlement, compromise or discharge of a
                  Third Person Liability/Claim which the Indemnitor may recommend and which by its terms obligates the Indemnitor to pay the full amount of the liability in connection with such Third
                  Person Liability/Claim, which releases the Indemnitee completely in connection with such Third
                  Person Liability/Claim and which would not otherwise adversely affect the Indemnitee.

         (d)      Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume the defense of any Third Person Liability/Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Person Liability/Claim) if the Third
                  Person Liability/Claim seeks an order, injunction, or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Third Person Liability/Claim can be so separated from that for money damages, the Indemnitor shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by the foregoing sections shall be made by periodic payments of the amount thereof during the course of the investigation, remediation, or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

                                                    ARTICLE XI
                                              EMPLOYEE MATTERS

         11.01    Employees

(a)      Buyer may interview and offer employment to any or all of the individuals listed on Schedule 11.01 (the
         "Employees"), which offers of employment shall be effective as of the Effective Time. Buyer shall provide to Sellers a list of all of those Employees it wishes to interview or to make offers of employment without interviews and shall coordinate interviews with a Sellers-designated representative.  Sellers shall (i) cooperate with Buyer in its attempts to hire such Employees who may be offered employment by
         Buyer, (ii) permit Buyer to review the personnel records and such other information concerning such
         Employees as Buyer may reasonably request, subject to obtaining any legally required written permission of any affected Employee and subject to any restrictions imposed by applicable law, and (iii) not
         directly or indirectly discourage any Employee from accepting an offer of employment from Buyer.   Buyer
         shall provide to Sellers a list of those Employees it intends to make offers of employment, which list shall include the offered salary and location of employment.  Sellers shall, and shall cause their owners and their Affiliates to, continue to employ all Employees through the Effective Time, except for any Employee who (i) is terminated with the prior written consent of Buyer or (ii) voluntarily resigns.
         Buyer shall also provide to Sellers a list of those Employees who have previously accepted Buyer's employment offer on or before seven (7) days prior to the Closing Date. Those Employees accepting employment with Buyer effective as of the Effective Date are herein referred to as the "Hired
         Employees."  Buyer agrees that it will treat the Hired Employees on substantially the same basis as other similarly situated employees of Buyer.  Sellers shall not, and shall cause their owners and their respective Affiliates to not, solicit the services of any Hired Employee during the one-year period following the Closing Date.

(b)      Buyer will be responsible for any severance pay and severance benefits to the extent required under federal, state, or local law, or notices required under such laws, with respect to terminations by Buyer of Hired Employees occurring after the Effective Time.  Buyer shall defend, indemnify, and hold Sellers and their Affiliates harmless from any Liabilities/Claims by any Hired Employee for their wages, salaries, bonuses, severance pay, and severance benefits provided under federal, state, or local law, notices required under such laws, and compensation or benefits of any kind which have been earned under
         Buyer's employee benefit plans as a result of and related to any of the Hired Employees' employment by
         Buyer after the Effective Time.

(c)      Sellers or their Affiliates shall retain responsibility for payment of the following matters that have been earned for the periods prior and up to the Effective Time as a result of the Employees' employment with Seller:

         (i)      wages, salaries and bonuses;

         (ii)     severance pay and severance benefits to the extent required under federal, state, or local law, or notices required under such laws, with respect to employees of Sellers who are terminated prior to the Effective Time; and

         (iii)    except as otherwise expressly provided in this Article XI, all liability and obligations under all Employee Benefit Plans, deferred and incentive compensation plans of Sellers or its
                  Affiliates and all employment-based or related claims and matters.

11.02    Employee Benefit Plans.

(a)      As of the Effective Time, Sellers or their Affiliates shall cause the termination of the participation of the Hired Employees in all of the savings, Code section 401(k), pension, retirement, medical, dental, life insurance, accident and sickness, short-term disability, long-term disability, profit-sharing, deferred compensation, stock option, vacation, stock bonus, employee stock ownership, bonus, severance, or other similar plans, programs, agreements, and arrangements, including all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are maintained by or contributed to by Sellers (the "Plans"), except that the Hired Employees'
         participation in Sellers' or their Affiliates' medical and dental plans shall continue through the last day of the month in which the Effective Time occurs.  At the end of the last day of the month prior to the month in which the Effective Time occurs, the Hired Employees' participation in Sellers' or their
         Affiliates' medical and dental plans shall terminate. If the "same desk" rule does not apply to the
         Sellers' or their Affiliates' tax qualified savings plan, Sellers shall make distribution to the
         Employees in accordance with the terms of Sellers' or their Affiliates' plan.  Sellers and Buyer shall permit direct rollovers to Buyer's plan in cash and participants' loans for electing participants.
         Buyer's tax qualified savings plan permits rollovers of outstanding participants' loans.  If such rule applies, the Parties shall cooperate in determining whether a Plan to Plan transfer of assets from
         Sellers' or their Affiliates' tax qualified savings plan to Buyer's tax qualified savings plan can be made for the Hired Employees.  If it is determined a transfer of assets can be made, the Parties shall promptly arrange a conference call with their respective record keepers of their Plans and direct the record keepers to cause a transfer of assets ("TOA"), in a form acceptable to Buyer, and shall establish a date for the TOA. The Parties shall urge their respective record keepers to conclude the TOA as quickly as possible, but in any event within nine (9) months after the Parties have agreed to the TOA.
         Each Party shall ensure that amendments to its Plan documents necessary to accomplish the TOA are submitted to its board of directors prior to the TOA and shall provide the other Party with a copy of any such amendment upon adoption.

(b)      As of the Effective Time, all of the Hired Employees will either be covered or permitted to enroll in all of Buyer's Plans in accordance with the terms and conditions of Buyer's plans in effect from time to time for its similarly situated employees generally.

(c)      As of the Effective Time, Buyer shall waive or cause the waiver of waiting periods, pre-existing condition exclusions, and other limitations on participation otherwise applicable to any Hired Employee and qualified dependents (who was covered by an employee group health plan of Sellers or their
         Affiliates and immediately elects to be covered by the group health plan of Buyer) under or with respect to all plans maintained by Buyer for such Hired Employees.  Buyer shall recognize or cause to be recognized all claims and expenses of Hired Employees during 2002 for purposes of satisfying applicable deductible provisions (and any other like adjustments or limitations on coverage) under, and to the extent recognized for current employees of Buyer, all applicable group health plans maintained by
         Buyer.  To the extent reasonably required by Buyer, Sellers shall cause Sellers' or their Affiliates'
         plan providers and insurers to provide to Buyer a true and complete listing of all amounts so expended
         (including co-payments and deductibles paid) with respect to each Hired Employee and such other information as Buyer may reasonably require in order to properly administer the provisions of this
         Section 11.02(c).

(d)      Without limiting Section 11.01(c)(iii), Sellers shall retain responsibility for all medical, dental, life, vision, AD and D, cafeteria, short-term disability, and long-term disability claims by any Hired
         Employee which were incurred on or prior to the Effective Time and for workers' compensation claims related to injuries arising from the employment of the Employees for periods prior to the Effective
         Time, in each case to the extent covered by the respective employee benefit plan and/or insurance plan or policy of Sellers or their Affiliates, and any claims regarding Sellers' 401(k) Plan which arise out of the administration or operation of such Plan prior to the Effective Time.  Sellers will provide reasonable assistance, at no cost to Buyer, for the administration or termination of such benefits.

(e)      For purposes of this Section 11.02, a claim for reimbursement under a medical, hospital or dental, prescription drug, or similar plan shall be deemed to be incurred on the date that the claim occurs.  A claim occurs on the date service is provided and there shall be no continuation of a claim from one day to the next.  In the event of a hospitalization commencing on or prior to the last day of the month in which the Effective Time occurs, any existing coverage shall cease on the end of the last day of the month in which the Effective Time occurs unless the participant elects COBRA continuation coverage.

(f)      To the extent recognized by Sellers, prior employment with Sellers or an Affiliate thereof shall be recognized by Buyer for the purpose of determining service awards, vacation eligibility, and for eligibility, vesting, and participation under Buyer's employee benefit plans for the Hired Employees but not with respect to calculating pension benefit payments; provided, however, that vacation time earned and unused while a Hired Employee was employed by Sellers' Affiliate shall be paid by the employing
         Affiliate to the applicable Hired Employees; and provided further, that Buyer shall allow Hired
         Employees to take such accrued and unused vacation on or before the time it would have been required to be taken under the Hired Employee's prior employer's policies without pay. Neither the foregoing nor any other provision of this Article XI constitutes an assumption of any liability by Buyer with respect to any liability or obligation of Sellers, their owners or an Affiliate thereof to or with respect to any
         Hired Employees.  Commencing with the anniversary year of their employment with Buyer, Hired Employees will be given vacation recognizing prior years of service with Sellers or their Affiliates on Buyer's vacation schedule.

(g)      Nothing in this Article XI should be construed as requiring Buyer to maintain any employee benefit plan or prevent Buyer from amending or terminating any employee benefit plan at any time in its sole discretion.  Further, nothing herein shall prevent Buyer from terminating any Hired Employee after the
         Effective Time for any reason.

(h)      No provision of this Article XI shall create any third-party beneficiary rights in any Hired Employee
         (or any beneficiary or dependent thereof), including without limitation, any right to continued
         employment with Buyer for any specified period of time after the Effective Time.

(i)      Sellers and Buyer agree that, with respect to Hired Employees who accept employment with Buyer upon the
         Closing, each will take the position that they respectively meet the definitions of "predecessor" and
         "successor" as defined in Revenue Procedure 96-60 and IRS Regulation Section 31.3121(a)(1)-1(b).  Absent
         a mutual agreement to the contrary, Sellers and Buyer will use the "Standard Procedure" described in
         Section 4 of Revenue Procedure 96-60.  Sellers shall supply to Buyer, with respect to all Hired
         Employees, all cumulative payroll information as of the Effective Time that Buyer shall reasonably request in order to comply with IRS Regulation 31.3121(a)(1)-1(b).

                                                    ARTICLE XII
                                          MISCELLANEOUS PROVISIONS

         12.01    Commission.  Each of the Parties hereto represents and warrants that there are no claims against such Party for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement, and Sellers and Buyer will respectively pay or discharge, and will defend (upon the other's request) and indemnify the other for brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying Party.

         12.02    Assignment.  The terms, provisions, and conditions of this Agreement shall extend to, be binding upon, and inure to the benefit of the Parties hereto, their respective successors, and assigns.  No Party will make an assignment of its rights and/or obligations under this Agreement to a Person that is not an
Affiliate of such assigning Party without the prior written consent of the other, which such consent may be withheld for any reason; provided, that notwithstanding any contrary provision of law, including Texas statutory law, a merger or consolidation of Sellers or Buyer with or into any other Person (excluding an Affiliate) shall be an assignment for purposes of this Agreement, and provided further, that the assigning Party, as a condition to making an assignment to an Affiliate or to obtaining the consent of the other Party to any non-Affiliate assignment, shall execute and deliver an instrument, in a form reasonably satisfactory to the consenting Party, by which the assigning party expressly agrees to remain bound by and primarily liable under this Agreement.  Any assignment or attempted assignment in violation of this Section shall be void.

         12.03    Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules attached hereto and incorporated by reference herein contain the entire agreement of the Parties with respect to its subject matter.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter, except for that certain Confidentiality Agreement dated December 14, 2000, between the Parties or their Affiliates which shall remain in full force and effect pursuant to its terms with respect to all information provided by Sellers or any Affiliate of Sellers to Buyer relating to any assets or businesses other than the Splitter Assets or the assets purchased by Buyer's Affiliate, Enterprise Products Texas Operating
L.P., pursuant to that certain Purchase and Sale Agreement dated January 16, 2002 between Enterprise Products
Texas Operating L.P., as buyer, and D-K I and D-K III, as sellers.   Additionally, Sellers agree to hold in
confidence and not disclose all Splitter Asset-related Confidential Information (as that term is defined in such
Confidentiality Agreement), except and to the extent required to be disclosed by applicable Legal Requirements
(including disclosures necessary or convenient in the winding up of the business related to the Splitter
Assets).  This Agreement may be amended only by a written instrument duly executed by the Parties.  Any condition to a Party's obligations hereunder may be waived in writing by such Party.  No waiver by any Party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

         12.04    Severability.  Each portion of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

         12.05    Actions.  Each Party agrees that it shall use its commercially reasonable efforts to take or cause to be taken all such action as may be necessary for it to consummate the transactions as set forth in this
Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that would prohibit or delay the timely consummation of such transactions.

         12.06    Termination.

         (a)      This Agreement may be terminated at any time on or prior to the Closing:

                  (1)      by mutual written consent of Sellers and Buyer;

                  (2)      by Sellers on the Closing if the conditions set forth in Section 8.03 have not been satisfied by Buyer or waived by Sellers in writing by the Closing;

                  (3)      by Buyer on the Closing if the conditions set forth in Section 8.02 have not been satisfied by Sellers or waived by Buyer in writing by the Closing;

                  (4)      pursuant to Section 6.01; and

                  (5)      by either Party, if there shall be any final, non-appealable order, writ, injunction or decree of any Governmental Body binding Sellers or Buyer which prohibits or restrains
                  Sellers or Buyer from consummating the transactions contemplated hereby.

         (b)      If the Closing does not occur as a result of either Sellers or Buyer exercising its right to terminate pursuant to this Section 12.06, this Agreement shall be null and void, and no Party shall have any rights or obligations under this Agreement, except that:

                  (1)      All filings, applications and other submissions made to any Governmental Body shall, to the extent practicable, be withdrawn from the Governmental Body to which they were made;

                  (2)      A termination shall not relieve any Party from any liability for breach hereof occurring prior to termination, and the non-breaching Party shall be entitled to any and all relief under applicable law or in equity on account of such breach; and

                  (3)      Buyer's indemnification and related obligations under the Confidentiality Agreement referenced in Section 12.03 shall survive any such termination.

         12.07    Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.08    Governing Law.  This Agreement shall be governed by, enforced in accordance with, and interpreted under the laws of the State of Texas, without regard to itS conflicts of law principles.

         12.09    Preparation of Agreement/Relationship of Parties.  This Agreement was prepared jointly by the Parties hereto and not by either to the exclusion of the other.  Neither Party hereto stands in any fiduciary or confidential relationship to the other Party; nor are the Parties hereto partners, joint venturers, or otherwise in a relationship imposing any fiduciary duty on one Party to the other Party.  Each Party acknowledges and agrees that it has a duty to read this Agreement and all Exhibits and Schedules hereto, and all documents and instruments referred to herein or in such Exhibits and Schedules; that it has in fact read this
Agreement and is fully informed and has full notice and knowledge of its terms, conditions, and effect; that it has been represented by legal counsel of its choice throughout the negotiations preceding its execution of this
Agreement and has received the advice of such counsel in connection therewith; and that it recognizes that certain of the terms of this Agreement provide for the assumption by one Party of, and/or release of the other
Party from, certain liabilities that such Party would otherwise be responsible for under law.  Each Party hereby agrees that it will not contest the validity or enforceability of any provisions of this Agreement on the basis that the Party had no notice or knowledge thereof or that such provisions are not "conspicuous."

         12.10    Notices and Addresses.  (a) All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the addresses set forth in Section 12.10(b).  Any such notices may be sent by (1) a nationally recognized overnight courier, in which case notice shall be deemed delivered three
(3) business days after deposit with such courier, (2) facsimile transmission, in which case notice shall be deemed delivered upon actual receipt by recipient,  (3) certified mail, return receipt requested, in which case notice will be deemed delivered three (3) business days after mailing, or (4) hand-delivery, in which case notice shall be deemed delivered upon actual receipt by recipient.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall be in writing in the English language. The refusal to accept delivery shall constitute acceptance, and in such event, the date of delivery shall be the date on which delivery was refused.
Notwithstanding anything to the contrary contained herein, in the event that the delivery of any notice, item, or information, pursuant to the terms hereof, begins the running of a time period during which a Party is obligated to respond or else have its approval deemed to have been granted or denied, then such notice, item, or information shall either bear or be accompanied by a cover letter which bears the following legend (in bold and capital letters): "TIME SENSITIVE REQUEST - RESPONSE REQUIRED WITHIN A FINITE NUMBER OF DAYS."

         (b)      The addresses and other details of the Parties are:

                  Buyer:                   Enterprise Products Operating L.P.
                                           2727 North Loop West, 7th Floor
                                           Houston, Texas 77008
                                           Phone:  (713) 880-6500
                                           Fax:  (713) 880-6570
                                           Attention: President

                  With a copy to:          Enterprise Products Operating L.P.
                                           2727 North Loop West, 7th Floor
                                           Houston, Texas 77008
                                           Phone:  (713) 880-6500
                                           Fax:  (713) 880-6570
                                           Attention: Chief Legal Officer

                                           Baker Botts L.L.P.
                                           910 Louisiana Street
                                           Houston, Texas 77002
                                           Phone: (713) 229-1234
                                           Fax: (713) 229-1522
                                           Attention: Josh Davidson

                  Sellers (on behalf of    D-K Diamond-Koch, L.L.C.
                  all Parties):            Diamond-Koch, L.P.
                                           Diamond-Koch III, L.P.
                                           20 E. Greenway Plaza
                                           Houston, Texas 77046
                                           Attention: President
                                           Phone: (713) 544-7811
                                           Fax: (713) 544-7820

                  With copies to:          James B. Lowery
                                           Smith Lewis, LLP
                                           901 East Broadway, Suite 100
                                           Columbia, MO 65201-4857
                                           Fax Number:  (573) 442-6686
                                           Phone Number:  (573) 443-3141

                                           General Counsel
                                           Koch D-K I, Inc.
                                           4111 E. 37th Street North
                                           Wichita, KS  67201
                                           Fax Number:  (316) 828-5803
                                           Phone Number:  (316) 828-5728

                                           Executive Vice-President and Chief Legal Officer
                                           Valero Energy Corporation
                                           One Valero Place
                                           San Antonio, TX  78212
                                           Fax Number:  (210) 370-2490
                                           Phone Number:  (210) 370-2030

         12.11    Dispute Resolution.

         (a)      This Agreement is made in Texas and shall be governed by Texas law pursuant to Section 12.08.
                  In relation to any dispute resolution, legal action, or proceedings to enforce this Agreement or arising out of or in connection with this Agreement ("Enforcement Proceedings"), each of the
                  Parties irrevocably agrees to conduct such proceedings in an appropriate federal or state court sitting in Houston, Harris County, Texas, and submits to the exclusive jurisdiction of such courts and waives any objection to Enforcement Proceedings in such courts on the grounds of jurisdiction, venue, or on the grounds that the Enforcement Proceedings have been brought in an inconvenient forum. The prevailing Party in any such Proceedings (specifically excluding the dispute resolution proceedings described in the following subsection) shall be entitled to recover its reasonable attorneys' fees and other fees and expenses from the other Party.

         (b)      The Parties agree that all claims, controversies, and disputes arising out of or relating to this Agreement, or to the breach, termination, interpretation, or validity thereof ("Disputes")
                  shall be handled as follows: The Party initiating the Dispute shall first give written notice of the Dispute to the other Party.  Executives (of each Party) having authority to settle the
                  Dispute shall then meet and negotiate to resolve the Dispute. If such executives fail to meet or are unable to resolve the Dispute within thirty (30) days after the date of the receiving
                  Party's receipt of the notice from the Party initiating the Dispute, the Parties shall endeavor to settle the dispute by mediation under the Mediation Procedure of the CPR Institute for
                  Dispute Resolution ("CPR") in effect on the date of this Agreement. The Parties have agreed that CPR shall select a mediator in any such Dispute, and such person will agree to serve in that capacity and to be available on reasonable notice.  If the foregoing selected individual is or becomes unwilling or unable to serve, CPR shall appoint another mediator. If neither of these two selected individuals is able or willing to serve, the Parties will agree on a substitute with the assistance of CPR. Unless otherwise agreed in writing, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals. Each Party agrees to bear fifty percent (50%) of the mediation costs, including the fees and expenses of the mediator. If the Dispute has not been resolved by mediation within sixty (60) days after the mediator has commenced such mediation, either Party shall be free to file an appropriate action in the courts identified in the prior subsection with respect to such Dispute.

         (c)      Notwithstanding the foregoing, a Party shall be free to seek judicial relief in the courts specified in subsection (a) above, without resort to the dispute resolution procedures of subsection (b) above, if necessary to prevent immediate or irreparable harm.

12.12    No Third Party Beneficiaries.  Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties to this Agreement that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the provisions of Article IX and Article X related to disclaimers and indemnification in this Agreement shall inure to the benefit of the Buyer Indemnitees and the Sellers Indemnitees as provided therein.

12.13    Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this
Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

         [Rest of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the Parties have hereto set their hands by their duly authorized officials as of the date set forth above.

         "BUYER"

         Enterprise Products Operating L.P.
         By:  Enterprise Products GP, LLC,
         Its General Partner

         By:  /s/Richard H. Bachmann
         ------------------------------------
         Name: Richard H. Bachmann
         Title: Executive Vice President

         "SELLERS"

         DIAMOND-KOCH, L.P.
         By:      D-K Diamond-Koch, L.L.C.
         Its General Partner

         By:  /s/ Damon L.Cox
         ------------------------------------
         Printed Name: Damon L. Cox
         Title:  Attorney in Fact

         D-K DIAMOND-KOCH, L.L.C.

         By: /s/ Damon L.Cox
         ------------------------------------
         Printed Name: Damon L. Cox
         Title:  Attorney in Fact

         DIAMOND-KOCH III, L.P.
         By:      D-K Diamond-Koch, L.L.C.
                  Its General Partner

         By: /s/ Damon L.Cox
         ------------------------------------
         Printed Name: Damon L. Cox
         Title:  Attorney in Fact

KOCH INDUSTRIES, INC., AND VALERO ENERGY CORPORATION SEVERALLY, AND NOT JOINTLY, HEREBY IRREVOCABLY AND
UNCONDITIONALLY GUARANTEE FIFTY PERCENT (50%) OF THE INDEMNITY OBLIGATIONS OF SELLERS UNDER SECTIONS 10.01
THROUGH 10.04 TO THE FOREGOING AGREEMENT; SUBJECT, HOWEVER, TO THE LIMITATIONS PROVIDED FOR THEREIN.

KOCH INDUSTRIES, INC.

By:  /s/Joseph W. Moeller
------------------------------------
Name:  Joseph W. Moeller
Title:  President and COO

VALERO ENERGY CORPORATION

By:  /s/William R. Klesse
------------------------------------
Name:  William R. Klesse
Title:  Executive Vice President

ENTERPRISE PRODUCTS PARTNERS L.P. HEREBY IRREVOCABLY AND UNCONDITIONALLY GUARANTEES THE INDEMNITY OBLIGATIONS OF
BUYER UNDER SECTION 10.07 TO THE FOREGOING AGREEMENT; SUBJECT, HOWEVER, TO THE LIMITATIONS PROVIDED FOR THEREIN.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products GP, LLC,
       Its General partner

By:  /s/Richard H. Bachmann
------------------------------------
Its: Executive Vice President
Printed Name:  Richard H. Bachmann